Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE UPJOHN BUSINESS

Introduction

This management’s discussion and analysis of financial condition and results of operations (“MD&A”) is provided to assist readers in understanding the results of the operations, financial condition and cash flows of the Upjohn Business. This MD&A should be read in conjunction with the Upjohn Business’s combined financial statements as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017 and notes thereto and the unaudited condensed combined financial statements as of March 29, 2020 and for the three months ended March 29, 2020 and March 31, 2019 and notes thereto included elsewhere in this document. The discussion in this MD&A contains a description of the historical performance for the Upjohn Business for periods in which it operated as a business unit of Pfizer. Future results could differ materially from historical performance as a result of various factors such as those discussed in the sections entitled “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements,” and “—Comparability of Historical Results and the Upjohn Business’s Relationship with Pfizer.”

Newco is a recently formed corporation, organized in the State of Delaware on February 14, 2019, and is currently a wholly-owned subsidiary of Pfizer with no operating assets and liabilities and no operations to date. Pursuant to the Separation and Distribution Agreement and the Business Combination Agreement, Pfizer will contribute the Upjohn Business to Newco and distribute its ownership interest in Newco to Pfizer stockholders via either a spin-off or a split-off. Pfizer intends to effect the Distribution by way of a spin-off. Newco will issue $12 billion of debt in connection with its separation from Pfizer, and, at or prior to the Distribution, Newco will make a cash payment to Pfizer equal to $12 billion as partial consideration for the contribution of the Upjohn Business from Pfizer to Newco. Immediately after the Distribution, Newco and Mylan will engage in a strategic combination transaction in which Mylan shareholders will receive shares of Newco common stock. Pfizer stockholders would own 57% of the combined company and former Mylan shareholders would own 43% of the combined company on a fully diluted basis. The transactions are generally expected to be tax free to Pfizer and Pfizer stockholders. The transactions are expected to close in the fourth quarter of 2020, subject to approval by Mylan shareholders and satisfaction of other customary closing conditions, including receipt of regulatory approvals. The name of the new company to be formed by the planned combination of the Upjohn Business and Mylan will be “Viatris.” For a more complete discussion of the transactions and related agreements, see the sections entitled “The Transactions,” “Business Combination Agreement,” “Separation and Distribution Agreement” and “Additional Transaction Agreements.”

Pfizer, the Upjohn Business and Mylan are in the process of negotiating the terms on which Pfizer would transfer its Meridian Medical Technologies business (“Meridian”), the manufacturer of EpiPen® and other auto-injector products, and/or certain Pfizer assets that currently form part of a pre-existing strategic collaboration between Pfizer and Mylan for generic drugs in Japan (“Mylan-Japan collaboration”) to Viatris following the completion of the proposed combination of the Upjohn Business and Mylan. There can be no assurance that any agreement or transaction will result from these negotiations and if the parties are unsuccessful in their efforts to negotiate the terms of such potential transactions, Meridian and/or the Pfizer assets that currently form part of the Mylan-Japan collaboration will remain with Pfizer. The Upjohn Business’s results of operations, financial condition and cash flows presented in this MD&A and in the accompanying Upjohn Business’s combined financial statements and notes thereto do not include the results of operations, assets and liabilities or cash flows of Meridian and the Mylan-Japan collaboration.

The MD&A is organized as follows:

• Overview of the Upjohn Business, Performance and Operating Environment	Beginning on page 4

This section provides a general description of the Upjohn Business, its performance and operating environment. For more information regarding the Upjohn Business, see the sections entitled “Information about the Upjohn Business” and “Risk Factors.”

• Factors Affecting the Upjohn Business Performance	Beginning on page 6
This section provides information regarding certain factors that may affect the financial performance of the Upjohn Business.

• Significant Accounting Policies and Application of Critical Accounting Estimates and Assumptions	Beginning on page 15

This section discusses those accounting policies and estimates that the Upjohn Business considers important in understanding its combined financial statements. For additional discussion of the accounting policies of the Upjohn Business, see Notes to Combined Financial Statements—Note 3. Significant Accounting Policies and Notes to Unaudited Condensed Combined Financial Statements—Note 2. Significant Accounting Policies.

• Components of Revenues and Costs and Expenses	Beginning on page 21
This section provides an explanation of the components of the Upjohn Business’s combined statements of income.

• Comparability of Historical Results and the Upjohn Business’s Relationship with Pfizer	Beginning on page 22
This section provides information about the limitations of the predictive value of the combined financial statements.

• Analysis of the Combined Statements of Income	Beginning on page 24
This section consists of the following for all periods presented:

• Revenues	Beginning on page 25

This section provides an analysis of the Upjohn Business’s revenues in total, by segment and geography, and provides an overview of revenue deductions, significant product revenues and several selected products.

• Product Developments	Beginning on page 35
This section provides information about important product developments.

• Costs and Expenses	Beginning on page 36
This section provides a discussion about the drivers of the Upjohn Business’s costs and expenses.

• Provision/(Benefit) for Taxes on Income	Beginning on page 41
This section provides a discussion of items impacting the Upjohn Business’s effective tax rates.

• Non-GAAP Financial Measure (“Adjusted Income”)	Beginning on page 42
This section provides a discussion of an alternative view of performance used by management.

• Analysis of Operating Segment Information	Beginning on page 48
This section provides a discussion of the performance of each operating segment.

• Analysis of the Combined Statements of Comprehensive Income	Beginning on page 58
This section provides an analysis of the components of comprehensive income for all periods presented.

• Analysis of the Combined Balance Sheets	Beginning on page 59
This section provides a discussion of changes in certain balance sheet accounts for all balance sheets presented.

• Analysis of the Combined Statements of Cash Flows	Beginning on page 61
This section provides an analysis of the drivers of the Upjohn Business’s operating, investing and financing cash flows for all periods presented.

• Analysis of Financial Condition, Liquidity and Capital Resources	Beginning on page 64
This section provides an analysis of the Upjohn Business’s ability to meet its short-term and long-term financing needs.

• New Accounting Standards	Beginning on page 66
This section discusses accounting standards that the Upjohn Business has recently adopted, as well as those that recently have been issued, but not yet adopted.

• Contingencies	Beginning on page 67
This section discusses contingencies related to legal and tax matters.

• Financial Risk Management	Beginning on page 68
This section discusses financial risk management, specifically with respect to foreign currency risk and interest rate risk.

Certain amounts in the MD&A may not add due to rounding. All percentages have been calculated using unrounded amounts.

Overview of the Upjohn Business, Performance and Operating Environment

Financial Highlights

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Revenues in the first three months of 2020 were $1.9 billion, a decrease of 39% compared to the same period in 2019, which reflects an operational decrease of $1.2 billion, or 39%, and the unfavorable impact of foreign exchange of $19 million, or less than 1%.

•

Revenues in 2019 were $10.2 billion, a decrease of 18% compared to $12.4 billion in 2018, which reflects an operational decrease of $1.9 billion, or 16%, and the unfavorable impact of foreign exchange of $249 million, or 2%.

•	Net income in the first three months of 2020 was $783 million, compared to $1.7 billion in the same period in 2019.

•	Net income in 2019 was $4.9 billion, compared to $6.1 billion in 2018.

•	Net cash flows from operations in the first three months of 2020 were $859 million, compared to $1.4 billion in the same period in 2019.

•	Net cash flows from operations in 2019 were $4.7 billion, compared to $5.7 billion in 2018.

The financial results of the Upjohn Business in the first three months of 2020 and the full year 2019 reflect the impact of the loss of exclusivity of Lyrica in the U.S. and various other products. See the “—Factors Affecting the Upjohn Business Performance—Industry-Specific Challenges—Recent Losses and Expected Losses of Product Exclusivity” section below for more information.

See the “—Analysis of the Combined Statements of Income—Revenues—Overview” section below for more information, including a discussion of key drivers of revenue performance.

In addition to the lower revenues, see the “—Analysis of the Combined Statements of Income—Costs and Expenses and —Provision/(Benefit) for Taxes on Income” sections below for a discussion of key drivers of earnings performance.

The Upjohn Business

The Upjohn Business is a business unit of Pfizer and a global pharmaceutical company with a portfolio of well-established primarily off-patent branded and generic medicines, headquartered in China. Its pharmaceutical products are used to treat non-communicable diseases (“NCDs”). It commercializes, manufactures and develops pharmaceutical products across a broad array of therapeutic areas, including cardiovascular, pain and neurology, psychiatry, urology and ophthalmology. The Upjohn Business’s revenues are derived from the sale of its pharmaceutical products in approximately 120 countries around the world. As a business unit of Pfizer, the Upjohn Business has a portfolio of 20 globally recognized brands including Lipitor, Lyrica, Norvasc, Celebrex and Viagra, as well as a U.S.-based generics platform, Greenstone.

The Upjohn Business and the pharmaceutical industry in general are characterized by meaningful differences in customer needs across different regions. As a result of these differences, among other things, the Upjohn Business manages its commercial operations through three geographic regions: Developed Markets, Greater China and Emerging Markets. For additional information about this operating structure, see Notes to Combined Financial Statements—Note 18A. Segment, Geographic and Revenue Information: Segment Information and Notes to Unaudited Condensed Combined Financial Statements—Note 14A. Segment, Geographic and Revenue Information: Segment Information.

The Upjohn Business directly markets its portfolio of 20 globally recognized brands, including Lipitor, Lyrica, Norvasc, Celebrex and Viagra, to physicians, patients, pharmacists, insurers, government agencies and other healthcare providers located across the world. It has approximately 7,900 sales and marketing personnel across its geographic segments. Markets where it directly promotes its products represented over 90% of its sales in 2019. It also works with commercial partners, including Pfizer, to reach markets where it does not have a direct commercial presence.

In addition to its sales and marketing teams, the Upjohn Business has a team of medical affairs professionals who work to identify unmet needs of patients and healthcare professionals, forge partnerships with experts and other key stakeholders and conduct medical education activities. The Upjohn Business’s extensive experience generating clinical and real-world evidence supports appropriate use of its products and cultivates new insight into patient needs, including through partnerships with healthcare stakeholders. The Upjohn Business’s medical affairs professionals are deployed around the world to communicate this clinical and real-world evidence through these key partnerships and other forums to educate about NCDs, increase awareness of the Upjohn Business’s medicines and improve diagnosis and treatment rates. The Upjohn Business also uses its vast real-world database to identify, develop and launch new product indications, formulations and enhancements to further meet patient needs. The Upjohn Business’s global regulatory affairs and safety organization facilitates its product launches and regulatory, compliance and safety monitoring activities.

The Upjohn Business has eight manufacturing facilities around the world producing active pharmaceutical ingredients and finished dosage forms. In 2019, the Upjohn Business manufactured about 85% of the volume of active pharmaceutical ingredients for its pharmaceutical products with the remainder of its active pharmaceutical ingredients manufactured by Pfizer or third-party partners.

The pharmaceutical industry is highly competitive and highly regulated, including within the U.S. and China markets. As a result, the Upjohn Business faces a number of industry-specific factors and challenges, which can significantly impact its results and trends. These factors include, among others: the regulatory environment and pricing and access pressures, the loss or expiration of intellectual property rights, competition and the ability to expand its product portfolio. The Upjohn Business also faces challenges as a result of the global economic environment. For additional information about these and other factors and challenges, see the “—Factors Affecting the Upjohn Business Performance” section elsewhere in this MD&A and the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections included elsewhere in this document.

The financial information included in the Upjohn Business’s combined financial statements as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017 for its subsidiaries operating outside the United States is as of and for the year ended November 30 for each year presented. The Upjohn Business’s fiscal year-end for U.S. subsidiaries is as of and for the year ended December 31 for each year presented. The financial information included in the Upjohn Business’s unaudited condensed combined financial statements as of March 29, 2020 and for the three months ended March 29, 2020 and March 31, 2019 for its subsidiaries operating outside the United States is as of and for the three months ended February 23, 2020 and February 24, 2019. The financial information included in the Upjohn Business’s unaudited condensed combined financial statements for U.S. subsidiaries is as of and for the three months ended March 29, 2020 and March 31, 2019.

References to Developed Markets, Greater China and Emerging Markets in this MD&A include:

Developed Markets	U.S., Canada, Europe (including Eastern Europe), Russia and other former Soviet Union countries, Turkey, Israel, Japan, South Korea, Australia, and New Zealand

Greater China	China, Hong Kong, Macau, and Taiwan

Emerging Markets	Asia (excluding Greater China, Japan and South Korea), Latin America, Africa, and the Middle East

References to operational variances in this MD&A pertain to period-over-period growth rates that exclude the impact of foreign exchange. The operational variances are determined by multiplying or dividing, as appropriate, current year U.S. dollar results by the current year average foreign exchange rates and then multiplying or dividing, as appropriate, those amounts by the prior-year average foreign exchange rates. Although exchange rate changes are part of the Upjohn Business, they are not within its control. Exchange rate changes, however, can mask positive or negative trends in the business; therefore, the Upjohn Business believes presenting operational variances provides useful information to evaluate the results of its business.

For information about the Upjohn Business’s business development initiatives, see Notes to Combined Financial Statements—Note 1. Business Description, Note 4. Collaborative Arrangements and Note 20. Subsequent Events and Notes to Unaudited Condensed Combined Financial Statements—Note 1A. Business Description and Basis of Presentation: Business Description.

The Pending Combination of the Upjohn Business and Mylan

On July 29, 2019, Pfizer announced it had entered into the Separation and Distribution Agreement and the Business Combination Agreement, which provide for the combination of the Upjohn Business with Mylan in an all-stock Reverse Morris Trust transaction, creating a new global pharmaceutical company. The name of the new company to be formed by the planned combination of the Upjohn Business and Mylan will be “Viatris.” Under the terms of the agreements, the Upjohn Business will be spun-off or split-off to Pfizer’s stockholders. Pfizer intends to effect the Distribution by way of a spin-off. At or prior to the Distribution, Newco will make a cash payment to Pfizer equal to $12 billion as partial consideration for the contribution of the Upjohn Business from Pfizer to Newco. Immediately after the Distribution, Newco will be combined with Mylan. Pfizer stockholders would own 57% of the combined company and former Mylan shareholders would own 43% of the combined company on a fully diluted basis. The transactions are generally expected to be tax free to Pfizer and Pfizer stockholders. The transactions are expected to close in the fourth quarter of 2020, subject to Mylan shareholder approval and other customary closing conditions, including receipt of regulatory approvals. For additional information about the transactions, see the “—Introduction” section above and the section entitled “The Transactions—Overview.”

Factors Affecting the Upjohn Business Performance

The Global Economic Environment

The Upjohn Business, like other businesses of its size, is exposed to the economic cycle, conditions and events, which impact its operations globally. The Upjohn Business maintains a strong financial position while operating in a complex global environment. Due to its significant operating cash flows, the Upjohn Business continues to believe that it has, and will maintain, the ability to meet its liquidity needs for the foreseeable future. As market conditions change, the Upjohn Business continues to monitor its liquidity position.

COVID-19 Pandemic. In December 2019, illnesses associated with a novel disease caused by a strain of coronavirus (“COVID-19”) were reported and the virus has since caused widespread and significant disruptions to daily life and economies across geographies. The World Health Organization has classified the outbreak as a pandemic. The Upjohn Business and its operations, financial condition and results have been impacted to varying degrees, which the Upjohn Business currently expects to primarily impact the second quarter of 2020.

The Upjohn Business is continuing to monitor the impact of the latest developments regarding the COVID-19 pandemic on its business, operations, financial condition and results, and has made certain assumptions regarding the pandemic for purposes of its operational planning and financial projections, including assumptions regarding the duration and severity of the pandemic and the global macroeconomic impact of the pandemic. Despite careful tracking and planning, however, the Upjohn Business is unable to accurately predict the extent of the impact of the pandemic on its business, operations, financial condition and results due to the uncertainty of future developments, including the speed and extent of the continued spread of the coronavirus globally, the duration of the pandemic, new information that may emerge concerning the severity and incidence of COVID-19, the safety, efficacy and availability of a vaccine and treatments for COVID-19, the global macroeconomic impact of the pandemic and governmental or regulatory actions to contain the virus or control supply of medicines. The Upjohn Business is focused on all aspects of its business and is implementing measures aimed at mitigating issues where possible, including by using digital technology to assist in operations for the Upjohn Business’s commercial, manufacturing, research, development, medical and enabling functions globally.

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Colleagues. The Upjohn Business’s colleagues and customers have both had disruptions to the normal ways of working. Over the last several months, the Upjohn Business’s colleagues in most locations who have been able to perform their job functions outside of the Upjohn Business’s facilities have been working remotely. Such work-from-home mandates have begun to subside in certain jurisdictions; for example, in China, the first country to be impacted by the pandemic, beginning in April 2020, Upjohn Business colleagues began to return to Upjohn Business facilities, under strict new conditions to ensure and monitor health and safety. Governments in certain countries in Europe and other parts of the world and certain states within the U.S. have begun to phase out their work-from-home or shelter-in-place orders, and accordingly, detailed plans and protocols are being developed by the Upjohn Business for colleagues returning to its facilities. Certain of the Upjohn Business’s colleagues, primarily those in the Upjohn Global Supply organization, have roles whose physical presence at the Upjohn Business’s facilities is required to perform their job function. These colleagues have continued to report to work throughout the pandemic but have been and continue to be subject to strict protocols intended to reduce the risk of transmission, including social distancing, maintaining contact logs, increased cleaning and use of personal protective equipment as necessary.

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Sales and Marketing. The Upjohn Business has experienced an impact on its sales and marketing activities due to widespread restrictions on in-person meetings with healthcare professionals and the refocused attention of the medical community on fighting COVID-19. Access to prescribers for sales force colleagues during the outset and course of the pandemic has been mixed, with those in key markets around the world unable to meet in-person with healthcare professionals.

As a result of the lower number of in-person meetings with prescribers and restrictions on patient movements due to government-mandated work-from-home or shelter-in-place policies, the rate of new prescriptions for certain products has slowed, which is currently expected to primarily impact the Upjohn Business’s second quarter of 2020 financial results. These declines are expected to be partially offset, as during the pandemic period there has been an ensuing increase in telemedicine prescription trends and mail-order deliveries, along with existing patients refilling prescriptions that extend the per-prescription treatment duration to avoid going to the pharmacies as frequently. Further, pharmacies have purchased incremental stock to ensure supply and there has been some reduction in switch rates from branded medicine prescriptions to generics.

Certain products of the Upjohn Business have been impacted during the pandemic, including reduced demand for certain hospital products and certain products in the retail channel, due to the general public’s overall avoidance of these locations. Conversely, certain other products saw a temporary increase in demand, including a moderate positive impact in the first quarter of 2020 to the Upjohn Business’s cardiovascular products in China, resulting from a supply shortage by a local generics manufacturer, and short-term higher sales in early 2020 of azithromycin, a generic anti-infective drug sold by the Upjohn Business in the U.S. only through its Greenstone platform. While it appears that physicians may have been prescribing azithromycin to treat certain patients with COVID-19 related conditions, the product is not approved for use in the treatment and prevention of COVID-19, and, therefore, the Upjohn Business does not know the benefit/risk profile for its use in this disease.

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Manufacturing and Supply Chain. The Upjohn Business’s manufacturing and supply chain professionals have been working continuously in an effort to ensure continued patient access to the Upjohn Business’s medicines. Across the Upjohn Business’s plant network, the Upjohn Business has implemented a preparedness plan to control site operations. To date, the Upjohn Business has not seen a significant disruption in its supply chain, and all of the Upjohn Business’s manufacturing sites around the world have continued to operate at or near normal levels. So far, the Upjohn Business has been able to mitigate any distribution issues that may have arisen. The Upjohn Business is not currently experiencing product supply issues as a result of COVID-19 but continues to monitor for actions by governments that could potentially result in disruptions to cross-border supply movements, or other potential disruptions to the supply chain.

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Financial Condition and Access to Capital Markets. Due to the Upjohn Business’s significant operating cash flows, as well as the Upjohn Business’s financial assets, the Upjohn Business believes it has, and will maintain, the ability to meet liquidity needs for the foreseeable future. In addition, Newco, the legal entity to which Pfizer will contribute the Upjohn Business pursuant to the Separation and Distribution Agreement and the Business Combination Agreement, is expected to have sufficient access to the capital markets to raise, at competitive bond interest rates, the $12 billion debt issuance, the proceeds from which will be paid to Pfizer as partial consideration for the contribution of the Upjohn Business from Pfizer to Newco. Also, Newco has obtained financing commitments from certain financial institutions that would permit it to incur borrowings in the event that sufficient funding cannot be raised in the capital markets.

The Upjohn Business will continue to pursue efforts to maintain the continuity of the Upjohn Business’s operations while monitoring for new developments related to the COVID-19 pandemic, which are unpredictable. Future COVID-19 developments could result in additional favorable or unfavorable impacts on the Upjohn Business and its operations, financial condition and results. For additional information, please see the section entitled “Risk Factors” included elsewhere in this document.

Brexit. The Upjohn Business continues to monitor the development of formal changes in the relationship between the United Kingdom (the “U.K.”) and the European Union (the “EU”) caused by the U.K.’s withdrawal from the EU, which is commonly referred to as “Brexit.” Following the General Election in December 2019, the new U.K. parliament approved the negotiated withdrawal agreement and the U.K. withdrew from the EU on January 31, 2020 with status quo arrangements through a transition period scheduled to end on December 31, 2020. During this transition period, the U.K. and EU are negotiating their future trading relationship, which is due to take effect on January 1, 2021. The terms of this future relationship continue to be uncertain, which may pose certain implications to the Upjohn Business’s commercial and general business operations in the U.K. and the EU, including the supply of its products. It is expected that the U.K. will operate outside of the EU system of medicines regulation after the expiration of the transition period. Both the U.K. and the EU have issued guidance for the industry on how medicines, medical devices and clinical trials will be separately regulated in their respective territories. The Upjohn Business has substantially completed its preparations for Brexit, having made the changes necessary to meet relevant requirements in the EU and the U.K., through the transition period and afterwards, especially in the regulatory, manufacturing and supply chain areas. Details on how Brexit will be finally executed will dictate what the resulting impact on the Upjohn Business may be in the U.K. and/or the EU. The Upjohn Business generated 1% of its worldwide revenues from the U.K. in 2019 and in the first three months of 2020.

For further discussion of the financial condition of the Upjohn Business, see the “—Analysis of Financial Condition, Liquidity and Capital Resources” section of this MD&A.

Industry Trends

A number of factors affect the demand for pharmaceutical products globally, including:

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Increasing Global Life Expectancy: The life expectancy of the global population has increased. The aging population has led to an expanded patient pool suffering with chronic diseases, which in turn has contributed to increased demand for medicines that treat these diseases.

•	Growing Urban Population and Middle Class: A growing and more affluent urban population has led to greater pharmaceutical spending. In addition, the middle class across the globe has grown, especially within emerging markets. The growth of the worldwide urban population and the middle class has resulted in a shift in disease prevalence, better access to care and an increase in ability to pay, which in turn have led to higher per capita healthcare spend.

•

Increasing Government Support: Governments around the globe are increasing healthcare spending and adopting policies to encourage the use of medical insurance. The effect of these trends is expected to be the most pronounced in China as well as certain emerging markets.

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Payer Focus on Pricing and Reimbursement: Governments and private third-party payers manage the costs of pharmaceutical products through various means, such as leveraging their purchasing power, implementing price controls or demanding price cuts (directly or by rebate actions). In the United States, there have been a number of recent regulatory and legislative efforts to limit or reduce drug prices at both the federal and state levels. Certain governments, including the different EU member states, Canada, South Korea and some other developed markets, provide healthcare at low-to-zero direct cost to consumers at the point of care and have significant power as large single payers to regulate pharmaceutical prices or patient reimbursement levels. International reference pricing (i.e., the practice of a country linking its regulated medicine prices to those of other countries) adds to the regional impact of price cuts in individual countries. In China, the government has implemented quality consistency evaluation (“QCE”) for certain generic drugs. Generic drugs that have passed this evaluation are entitled to certain benefits, including preferential treatment with regard to medical insurance and the centralized tender process. In March 2019, China launched a pilot project for centralized volume-based procurement (“VBP”) of certain drugs covering 11 major cities, which created additional pricing and volume pressure for drugs that are subject to the program. In July 2019, China’s government announced a plan for a nationwide expansion of the volume-based procurement model, which was finalized in September 2019 and began in December 2019. Furthermore, the Chinese government has discussed moving toward efforts within the next two to three years to unify the reimbursement price between QCE-approved generic medicines and the applicable original medicines. The Chinese government has issued guidelines on a selection of post-loss of exclusivity (“LOE”) drugs as the originator reference products and published multiple lists of originator reference products for the purpose of the QCE process. The government has indicated that additional post-LOE drugs could be subjected to QCE qualification in future rounds, which could also be tied to volume-based procurement. The scope of future QCE products and timing of any program expansion is currently unknown, making it difficult to determine the impact on the Upjohn Business’s business and financial condition. The Upjohn Business is taking steps to mitigate the revenue impact of these initiatives and to monitor the market for developments but anticipates that they will continue to affect its operations in China going forward.

Industry-Specific Challenges

Regulatory Environment/Pricing and Access

The pricing of medicines by pharmaceutical manufacturers and the cost of healthcare, which includes medicines, medical services and hospital services, continues to be important to payers, governments, patients and other stakeholders. The Upjohn Business believes that medicines are among the most powerful tools for patients in curing, treating and preventing illness and disability, and that all patients should have appropriate access to the medicines their doctors prescribe. The Upjohn Business may consider a number of factors when determining a medicine’s price, including, for example, costs to develop, manufacture and distribute, its impact on patients and their disease, other available treatments, and its potential to reduce other healthcare costs such as hospital stays, and affordability. The Upjohn Business may also consider its investments to maintain the quality, safety and reliability of its medicines, and consults physicians, payers and patient groups, as appropriate. The Upjohn Business also negotiates with insurers, both public and private, often providing discounts to them from the initial price. The price that patients pay in the U.S. for the medicines their physicians prescribe is ultimately set by healthcare providers and insurers. On average, in the U.S., insurers impose a higher out-of-pocket burden on patients for prescription medicines than for comparably priced medical services. In many countries, purchasing decisions are made through a tendering process with governments, insurers and group purchasing organizations. Tendering may be done through large-volume centralized contracts or small-volume decentralized contracts. The Upjohn Business will continue to work with insurance providers, governments and others to improve access.

Pricing and reimbursement for the pharmaceutical products of the Upjohn Business depends in part on government regulation. For example, the majority of states in the U.S. use preferred drug lists to restrict access to certain pharmaceutical products under Medicaid. The Upjohn Business also faces a number of regulatory pricing pressures in the different EU member states, Japan, China, Canada, South Korea and other countries. Efforts by government officials or legislators to implement measures to regulate prices or payment for pharmaceutical products, including legislation on drug importation, could adversely affect the Upjohn Business if implemented.

All pharmaceutical companies, including the Upjohn Business, are subject to extensive, complex, costly and evolving government regulation. For the U.S., this system of regulation is principally administered by the U.S. Food and Drug Administration (“FDA”), and outside the U.S. it is administered by varying regulatory agencies in countries where products or product candidates are being manufactured and/or marketed. Regulators worldwide are focused on not only the safety and efficacy of pharmaceutical products but also the quality of those products, which are introduced to patient populations. These regulators generally have regulatory authority over the development, testing, manufacturing, packing, labeling, storing, record keeping, safety, approval, advertising, promotion, sale, distribution and import/export of drugs. In addition, regulatory agencies periodically inspect the Upjohn Business’s drug manufacturing facilities to evaluate compliance with applicable good manufacturing practices requirements. Even after regulatory approval has been obtained, agencies continue to have substantial authority to require additional testing, perform inspections, change product labeling based on post-marketing safety information or mandate withdrawals of pharmaceutical products.

United States (“U.S.”)

Currently, the Upjohn Business is required to offer discounted pricing or rebates on purchases of pharmaceutical products under various U.S. federal and state healthcare programs, such as the Medicaid Drug Rebate Program, the “federal ceiling price” drug pricing program, the 340B drug pricing program and the Medicare Part D Program. The Upjohn Business must also report specific prices to government agencies under healthcare programs, such as the Medicaid Drug Rebate Program. Government and private third-party payers routinely seek to manage utilization and control the costs of the Upjohn Business’s products.

In the U.S., there continues to be considerable public and government scrutiny of pharmaceutical pricing and proposals to address the perceived high cost of pharmaceuticals. Efforts by government officials or legislators to implement measures to regulate prices or payment for pharmaceutical products, including legislation on drug importation, could adversely affect the Upjohn Business if implemented. Measures to address the perceived high cost of pharmaceuticals are being considered by Congress, the Presidential Administration and select states. There have also been legislative efforts in several states within the U.S. to address drug costs, which generally have focused on increasing transparency around drug costs or limiting drug prices. Certain state legislation has been subject to legal challenges. Adoption of new legislation regulating drug pricing at the U.S. federal or state level could further affect demand for, or pricing of, the Upjohn Business’s products.

There have been significant efforts at the U.S. federal and state levels to reform the healthcare system by enhancing access to healthcare, improving the delivery of healthcare and further rationalizing payment for healthcare. The Upjohn Business faces uncertainties due to federal legislative and administrative efforts to repeal, substantially modify or invalidate some or all of the provisions of the U.S. Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (“ACA”). The revenues generated for the Upjohn Business by the health insurance exchanges and Medicaid expansion under the ACA are not material, so the impact of the change in law is expected to be limited. Any future healthcare reform efforts may adversely affect the Upjohn Business and financial results.

The potential for additional pricing and access pressures in the commercial sector continues to be significant. Private third-party payers, such as health plans, increasingly challenge pharmaceutical product pricing, which could result in lower prices, lower reimbursement rates and a reduction in demand for the Upjohn Business’s products. Pricing pressures for products of the Upjohn Business may occur as a result of highly competitive insurance markets. Healthcare provider purchasers, directly or through group purchasing organizations, are seeking enhanced discounts or implementing more rigorous bidding or purchasing review processes.

The Upjohn Business recorded the following amounts as a result of the U.S. Healthcare Legislation:

	Three Months Ended		Year Ended December 31,
(millions of dollars)	March 29, 2020	March 31, 2019	2019	2018	2017
Reduction to Revenues, related to the Medicare “coverage gap” discount provision	$23	$77	$177	$245	$212

Selling, informational and administrative expenses, related to the fee payable(a) to the federal government (which is not deductible for U.S. income tax purposes), based on the Upjohn Business’s prior-calendar-year share relative to other companies of branded prescription drug sales to specified government programs. 2018 also reflected a favorable true-up associated with the updated 2017 invoice received from the federal government, which reflected a lower expense than what was previously estimated for invoiced periods.	$26	$4	$37	$50	$92

(a)

This amount is an allocation of the Pfizer Inc. fee payable and may not be comparable to future fees payable as a result of the way in which the U.S. government calculates such fee, which is based on a company’s market share of branded U.S. prescription drug sales made to or funded by specified government programs. The U.S. healthcare reform expenses in the three months ended March 29, 2020 include a refinement of the allocation from Pfizer of $22 million for the estimated U.S. healthcare fee associated with the Upjohn Business.

International

Outside the U.S., certain governments, including the different EU member states, Japan, China, Canada and South Korea, have significant power as large single payers to regulate prices and may use a variety of cost-containment measures for pharmaceutical products of the Upjohn Business, including price cuts, mandatory rebates, public or private health technology assessments, forced localization as a condition of market access, international reference pricing, quality consistency evaluation processes and volume-based procurement. In addition, the international patchwork of price regulation, differing economic conditions and incomplete value assessments across countries has led to varying access to quality medicines in many markets and some third-party trade in products of the Upjohn Business between countries.

In particular, international reference pricing adds to the regional impact of price cuts in individual countries and hinders patient access and innovation. Price variations, exacerbated by international reference pricing systems, also have resulted from exchange rate fluctuations. The downward pricing pressure resulting from this dynamic can be expected to continue as a result of reforms to international reference pricing policies and measures targeting pharmaceuticals in some European countries.

In China, healthcare is largely driven by a public payer system, with public medical insurance as the largest single payer for pharmaceuticals, and pricing pressures have increased in recent years. Government officials have consistently emphasized the importance of improved health outcomes, the need for healthcare reform and decreased drug prices as key indicators of progress towards reform.

In 2019, China’s government negotiated with companies to add approximately 90 innovative drugs (mainly oncology medicines) to the National Reimbursement Drug List. This builds on 60 drugs already added through negotiation in 2017 and 2018. Prices for drugs were reduced dramatically through this government-led process. While these negotiations included a path to access for companies, market access is not strictly assured. In addition, significant questions about the processes and negotiations for provincial tendering remain, as well as the need for multi-layered negotiations across provincial, municipal and hospital levels.

In the off-patent space, in 2013, China began to implement a QCE process in order to improve the quality of domestically manufactured generic drugs, primarily by requiring such drugs to pass a test to assess their bioequivalence to a qualified reference drug (typically the originator drug). In 2018, numerous local generics were officially deemed bioequivalent under QCE. A pilot project for centralized volume-based procurement was then initiated including 25 molecules of drugs covering 11 major Chinese cities. Under this procurement model, a tender process has been established where a certain portion of included molecule volumes are guaranteed to tender winners. The program is intended to contain healthcare cost by driving utilization of generics that have passed QCE, which has resulted in dramatic price cuts for off-patent medicines.

The Upjohn Business and most off-patent originators were not successful in the first bidding process under this VBP pilot, which was finalized in December 2018 and implemented in March 2019, and most contracts went to local generic companies. The first bidding process resulted in significant price cuts by the successful bidders, with some bidders reducing the price of their products by as much as 96%, as companies attempted to secure volumes on the Chinese pharmaceutical market. The drugs which lost the bidding were also requested to reduce their selling price up to 30% based on the price difference with the successful bidder. China’s government began nationwide expansion of the VBP pilot in December 2019.

The expanded model, which is being implemented nationwide, applies to certain drugs that are purchased for public hospitals as well as some military and private medical institutions. The Upjohn Business and most originator brands were not successful in the bidding process for this nationwide expansion, and those contracts mostly went to local Chinese generic companies. The Upjohn Business continues to experience downward pricing pressure on its products in several provinces. As expected, the QCE-qualified generic makers of atorvastatin and amlodipine bid aggressively, lowering prices even further from the March 2019 tender. The Upjohn Business continues to take steps to mitigate the revenue impact of these initiatives but anticipates that they will continue to affect its operations in China going forward. The Upjohn Business expects to utilize its presence in the retail channel and tendering capabilities to mitigate some of these pricing pressures. In addition, the Upjohn Business believes that its geographic expansion to under-penetrated and lower-tiered cities and counties and additional focus on non-tendered products will increase sales volumes in Greater China and partially mitigate pressures from QCE. In January 2020, China announced another round of expansion of the national VBP program which initially covered 33 new molecules (none of which are Upjohn products), with 32 of such molecules being selected.

Furthermore, the Chinese government has discussed moving toward efforts to unify the reimbursement price between QCE-approved generic medicines and the applicable original medicines. The government currently plans to implement this universal reimbursement price initiative within the next two to three years. If this policy is implemented, the new reimbursement level for the Upjohn Business’s products will likely be lower than the current reimbursement level, placing additional pressures on price and/or patient copays. There remains uncertainty as to whether, when and how this policy may be officially implemented. The Chinese government could also enact other policies that may increase pricing pressures or have the effect of reducing the volume of sales available to the Upjohn Business’s products. This potential policy, and any other policies like it that could increase pricing and copay pressures on the Upjohn Business’s drug products in China, could have an adverse effect on the Upjohn Business’s business, financial condition and results of operations. The government has issued guidelines on a selection of post-LOE drugs as the originator reference products and published multiple lists of originator reference products for the purpose of the QCE process. The government has indicated that additional post-LOE drugs could be subjected to QCE qualification in future rounds, which could also be tied to volume-based procurement. The scope of future QCE products and timing of any program expansion is currently unknown, making it difficult to determine the impact on the Upjohn Business’s business and financial condition. The Upjohn Business will continue to monitor the market for developments.

Recent Losses and Expected Losses of Product Exclusivity

The loss, expiration or invalidation of intellectual property rights or patent litigation settlements with generic manufacturers can have a significant adverse effect on the revenues of the Upjohn Business. When generic competition does commence, the resulting price competition can substantially decrease revenues of the Upjohn Business for the impacted products, often in a very short period of time. Most of the Upjohn Business’s current products have experienced patent-based expirations or loss of regulatory exclusivity in certain markets in the last few years. However, even though all of its key branded products have lost exclusivity in major markets (other than Lyrica and Effexor in Japan), the Upjohn Business believes that there is strong demand for its products, despite the availability of non-branded generic alternatives. Pediatric exclusivity for Lyrica expired in the United States in June 2019 and anticipated multi-source generic competition began on July 19, 2019. As a result, the Upjohn Business experienced, as expected, a significant decline in sales of Lyrica in the United States and, therefore, a decline in the percentage of its revenue contributed by the Developed Markets segment beginning in the third quarter of 2019.

The following table provides information about certain of the Upjohn Business’s products recently experiencing, or expected to experience within the next three years, patent expirations or loss of regulatory exclusivity in the U.S., Europe or Japan, showing, by product, the key dates or expected key dates, the markets impacted and the revenues associated with those products in those markets:

Products	Key Dates(a)	Markets Impacted	Product Revenues in Markets Impacted (millions of dollars)
			2019	2018	2017
Viagra(b)	June 2013 May 2014 December 2017	Major European markets(e) Japan U.S.	$153	$287	$837

Lyrica(c)	July 2014 June 2019 April 2022	Major European markets(e) U.S. Japan	2,895	4,493	4,456

Relpax	December 2015 December 2016 December 2018	Major European markets(e) U.S. Japan	43	114	202

Celebrex(d)	November 2019	Japan	283	248	235

(a)	Unless stated otherwise, “Key Dates” indicate patent-based expiration dates.
(b)	As a result of a patent litigation settlement, a competitor launched a generic version of Viagra in the U.S. in December 2017.
(c)

In November 2018, the FDA granted pediatric exclusivity for Lyrica in the U.S. for an additional six months to June 2019; pediatric exclusivity applies to both the basic product patent for Lyrica and a method of treatment patent, both of which expired in the U.S. in December 2018.

(d)	The composition of matter patent in Japan expired in November 2019 (including patent term extension).
(e)	Includes Italy, Spain, the United Kingdom, France and Germany.

The financial results of the Upjohn Business in the three months ended March 29, 2020 and the full year 2019 reflect the impact of the loss of exclusivity of various products discussed above.

Intellectual Property Rights

The Upjohn Business continues to employ innovative approaches designed to prevent counterfeit pharmaceuticals from entering the supply chain and to achieve greater control over the distribution of its products.

Product Development Initiatives

The research, development and medical platform of the Upjohn Business combines extensive medical expertise, science-driven innovation capabilities and research and development operations to support patient needs, with the overall objective of decreasing the burden of NCDs worldwide. Although its near-term focus is not on in-house drug discovery, the Upjohn Business brings an integrated research, development and medical platform to the market to further develop the products in its portfolio including new formulations or indications. These activities involve a degree of risk and cost and there can be no assurance that the further development of any particular product, new indication or formulation will achieve the desired profile, will be approved by regulators or will be successful commercially.

The Upjohn Business has developed end-to-end experience across the total product life cycle, which includes global regulatory licensing, launch, growth and post-approval lifecycle management. The Upjohn Business’s platform uses its vast real-world data and medical insights to maximize the impact of its existing product portfolio by examining whether there is an opportunity for new indications, label extensions, product formulations, and market registrations and expansions for its products. The Upjohn Business also uses its platform to determine whether there is an opportunity to integrate new products into its portfolio.

Competition

The global pharmaceutical market is highly competitive and fragmented. The Upjohn Business faces competition from companies that have products that treat the same diseases and conditions that its products treat. Certain of its competitors also produce and sell the same underlying molecule as its originator brands. The major global competitors of the Upjohn Business include large pharmaceutical companies that manufacture and sell off-patent medicines for the same indications as its products, large pharmaceutical companies that sell generic alternatives of its molecules and regionally focused generic companies. The Upjohn Business believes that it competes on the basis of brand efficacy/safety, brand recognition, promotion activities, price, product quality and supply reliability, and customer relationships.

Foreign Exchange Rates

Significant portions of the Upjohn Business’s revenues, costs and expenses, as well as its substantial international net assets, are exposed to changes in foreign exchange rates. The Upjohn Business’s products are sold in approximately 120 countries, and as a result, its revenues are influenced by changes in foreign exchange rates. In the first three months of 2020, approximately 76% of revenues of the Upjohn Business were denominated in currencies other than the U.S. dollar. In 2019, approximately 65% of revenues of the Upjohn Business were denominated in currencies other than the U.S. dollar. As the Upjohn Business operates in multiple currencies other than the U.S. dollar, including the Chinese renminbi, the Japanese yen, the euro, the Korean won, and approximately 53 other currencies, changes in those currencies relative to the U.S. dollar will impact its revenues and expenses. If the U.S. dollar were to weaken against another currency, assuming all other variables remained constant, its revenues would increase, having a positive impact on earnings, and its overall expenses would increase, having a negative impact on earnings. Conversely, if the U.S. dollar were to strengthen against another currency, assuming all other variables remained constant, its revenues would decrease, having a negative impact on earnings, and its overall expenses would decrease, having a positive impact on earnings. Therefore, significant changes in foreign exchange rates can impact its results. As a business unit of Pfizer and under Pfizer’s global cash management system, the Upjohn Business has sought to manage its foreign exchange risk in part through operating means, including managing same-currency revenues in relation to same-currency costs and same-currency assets in relation to same-currency liabilities. In the first three months of 2020, approximately 24% of revenues of the Upjohn Business were denominated in U.S. dollars, and in the first three months of 2020 its revenue growth compared to the same period in 2019 was unfavorably impacted by less than 1% from changes in foreign currency values relative to the U.S. dollar. In 2019, approximately 35% of revenues of the Upjohn Business occurred in U.S. dollars, and in 2019 its revenue growth compared to 2018 was unfavorably impacted by approximately 2% from changes in foreign currency values relative to the U.S. dollar. The amount of the Upjohn Business’s revenues denominated in U.S. dollars and in currencies other than the U.S. dollar may vary in the future. The impact of possible currency devaluations in countries experiencing high inflation rates or significant exchange fluctuations can impact its results.

These above-mentioned factors that may affect the Upjohn Business should be considered along with information presented in the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections included elsewhere in this document.

Significant Accounting Policies and Application of Critical Accounting Estimates and Assumptions

For a description of the significant accounting policies of the Upjohn Business, see Notes to Combined Financial Statements—Note 3. Significant Accounting Policies. Of these policies, the following are considered critical to an understanding of the combined financial statements of the Upjohn Business as they require the application of the most subjective and the most complex judgments: (i) Fair Value (Note 3D); (ii) Revenues (Note 3F); (iii) Asset Impairments (Note 3K); (iv) Tax Assets and Liabilities and Income Tax Contingencies (Note 3N); (v) Benefit Plans (Note 3O); and (vi) Legal and Environmental Contingencies (Note 3P).

The following is a discussion about the critical accounting estimates and assumptions impacting the combined financial statements of the Upjohn Business. See also Notes to Combined Financial Statements—Note 3B. Significant Accounting Policies: Estimates and Assumptions for a discussion about the risks associated with estimates and assumptions.

For a discussion of recently adopted accounting standards, see Notes to Combined Financial Statements—Note 3A. Significant Accounting Policies: Adoption of New Accounting Standard and Notes to Unaudited Condensed Combined Financial Statements—Note 2A. Significant Accounting Policies: Adoption of New Accounting Standards and Note 2B. Significant Accounting Policies: Revenues and Trade Accounts Receivable.

Fair Value

For a discussion about the application of fair value to the Upjohn Business’s benefit plan assets, see Notes to Combined Financial Statements—Note 15. Benefit Plans.

For a discussion about the application of fair value to the Upjohn Business’s asset impairment reviews, see “Asset Impairment Reviews” below.

Revenues

Gross product revenues of the Upjohn Business are subject to a variety of deductions, which generally are estimated and recorded in the same period that the revenues are recognized. Such variable consideration represents chargebacks, rebates, sales allowances and sales returns. These deductions represent estimates of the related obligations, and as such, knowledge and judgment are required when estimating the impact of these revenue deductions on gross sales for a reporting period.

Historically, the Upjohn Business’s adjustments of estimates to reflect actual results or updated expectations have not been material to its overall business. On a quarterly basis, its adjustments of estimates to reflect actual results generally have been less than 1% of revenues and have resulted in either a net increase or a net decrease in revenues. Product-specific rebates, however, can have a significant impact on year-over-year individual product growth trends. If any of its ratios, factors, assessments, experiences or judgments are not indicative or accurate predictors of its future experience, results of the Upjohn Business could be materially affected. The sensitivity of its estimates can vary by program, type of customer and geographic location. However, estimates associated with U.S. Medicare, Medicaid and performance-based contract rebates are most at risk for material adjustment because of the extensive time delay between the recording of the accrual and its ultimate settlement, an interval that can generally range up to one year. Because of this time lag, in any given quarter, adjustments to actual obligations can incorporate revisions of several prior quarters.

Asset Impairment Reviews

The Upjohn Business reviews all of its long-lived assets for impairment indicators throughout the year. It performs impairment testing for indefinite-lived intangible assets and goodwill at least annually and for all other long-lived assets whenever impairment indicators are present. When necessary, the Upjohn Business records charges for impairments of long-lived assets for the amount by which the fair value is less than the carrying value of these assets. The impairment review processes are described in the Notes to Combined Financial Statements—Note 3K. Significant Accounting Policies: Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets.

Examples of events or circumstances that may be indicative of impairment include:

•	A significant adverse change in legal factors or in the business climate that could affect the value of the asset.

•

A significant adverse change in the extent or manner in which an asset is used. For example, restrictions imposed by the FDA or other regulatory authorities could affect the ability of the Upjohn Business to manufacture or sell a product.

•

A projection or forecast that indicates losses or reduced profits associated with an asset. This could result, for example, from a change in a government reimbursement program that results in an inability to sustain projected product revenues and profitability. This also could result from the introduction of a competitor’s product that results in a significant loss of market share or the inability to achieve the previously projected revenue growth, as well as the lack of acceptance of a product by patients, physicians and payers.

Identifiable Intangible Assets

When the Upjohn Business is required to determine the fair value of intangible assets other than goodwill, it uses an income approach, specifically the discounted cash flow method. The Upjohn Business starts with a forecast of all the expected net cash flows associated with the asset, which includes the application of a terminal value for indefinite-lived assets, and then it applies an asset-specific discount rate to arrive at a net present value amount. Some of the more significant estimates and assumptions inherent in this approach include: the amount and timing of the projected net cash flows, which includes the expected impact of competitive, legal and/or regulatory forces on the projections and the selection of a long-term growth rate; the discount rate, which seeks to reflect the various risks inherent in the projected cash flows; and the tax rate, which seeks to incorporate the geographic diversity of the projected cash flows.

While all intangible assets other than goodwill can face events and circumstances that can lead to impairment, in general, intangible assets other than goodwill that are most at risk of impairment include newly acquired or recently impaired indefinite-lived brand assets. Newly acquired and recently impaired indefinite-lived assets are more vulnerable to impairment as the assets are recorded at fair value and are then subsequently measured at the lower of fair value or carrying value at the end of each reporting period. As such, immediately after acquisition or impairment, even small declines in the outlook for these assets can negatively impact the ability of the Upjohn Business to recover the carrying value and can result in an impairment charge.

Goodwill

As a result of the goodwill impairment review work, the Upjohn Business concluded that none of its goodwill was impaired as of December 31, 2019, and it does not believe the risk of impairment is significant at this time.

The Upjohn Business first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Qualitative factors that it considers include, for example, macroeconomic and industry conditions, overall financial performance and other relevant entity-specific events. If the Upjohn Business concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying value, it then performs a quantitative fair value test.

When the Upjohn Business is required to determine the fair value of a reporting unit, as appropriate for the individual reporting unit, it mainly uses the income approach, but it may also use the market approach or a weighted-average combination of both approaches.

•

The income approach is a forward-looking approach to estimating fair value and relies primarily on internal forecasts. Within the income approach, the method that the Upjohn Business uses is the discounted cash flow method. It starts with a forecast of all the expected net cash flows associated with the reporting unit, which includes the application of a terminal value, and then it applies a reporting unit-specific discount rate to arrive at a net present value amount. Some of the more significant estimates and assumptions inherent in this approach include: the amount and timing of the projected net cash flows, which includes the expected impact of competitive, legal and/or regulatory forces on the projections, as well as the selection of a long-term growth rate, which seeks to project the sustainable growth rate over the long term; the discount rate, which seeks to reflect the various risks inherent in the projected cash flows; and the tax rate, which seeks to incorporate the geographic diversity of the projected cash flows.

•	The market approach is a historical approach to estimating fair value and relies primarily on external information. Within the market approach are two methods that the Upjohn Business may use:

•

Guideline public company method—this method employs market multiples derived from market prices of stocks of companies that are engaged in the same or similar lines of business and that are actively traded on a free and open market and the application of the identified multiples to the corresponding measure of the Upjohn Business’s reporting unit’s financial performance.

•

Guideline transaction method—this method relies on pricing multiples derived from transactions of significant interests in companies engaged in the same or similar lines of business and the application of the identified multiples to the corresponding measure of the Upjohn Business’s reporting unit’s financial performance.

The market approach is only appropriate when the available external information is robust and deemed to be a reliable proxy for the specific reporting unit being valued; however, these assessments may prove to be incomplete or inaccurate. Some of the more significant estimates and assumptions inherent in this approach include: the selection of appropriate guideline companies and transactions and the determination of applicable premiums and discounts based on any differences in ownership percentages, ownership rights, business ownership forms or marketability between the reporting unit and the guideline companies and transactions.

For all the Upjohn Business reporting units, there are a number of future events and factors that may impact future results and that could potentially have an impact on the outcome of subsequent goodwill impairment testing. See the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections included elsewhere in this document.

Benefit Plans

Employees of the Upjohn Business participate in benefit plans sponsored by the Upjohn Business and benefit plans sponsored by Pfizer. The combined balance sheets include the benefit plan assets and liabilities of only those benefit plans or arrangements sponsored by the Upjohn Business. The combined statements of income include benefit plan expenses attributable to Upjohn, including expenses associated with defined benefit and defined contribution plans, as well as other postretirement plans, consisting primarily of medical benefits for retirees. The expenses include allocations of direct expenses as well as expenses that have been deemed attributable to the Upjohn Business. For additional information, see Notes to Combined Financial Statements—Note 15. Benefit Plans and Notes to Unaudited Condensed Combined Financial Statements—Note 12. Benefit Plans.

The accounting for benefit plans is highly dependent on actuarial estimates, assumptions and calculations, which can result from a complex series of judgments about future events and uncertainties. The assumptions and actuarial estimates required to estimate the net employee benefit obligations for the defined benefit and postretirement plans that are sponsored by the Upjohn Business include the discount rate; expected salary increases; certain employee-related factors, such as turnover, retirement age and mortality (life expectancy); expected return on plan assets; and healthcare cost trend rates. The assumptions reflect market conditions as of the most recent measurement date(s), the historical experiences of the Upjohn Business and its judgment regarding future expectations that have been deemed reasonable by management. The judgments made in determining the costs of its benefit plans can materially impact the results of operations of the Upjohn Business. For additional information, see Notes to Combined Financial Statements—Note 15A. Benefit Plans: Pension and Postretirement Plans— Actuarial Assumptions—Upjohn Sponsored Plans and Notes to Unaudited Condensed Combined Financial Statements—Note 12. Benefit Plans.

As of March 29, 2020, the noncurrent portion of the pension benefit obligations, net, increased by approximately $81 million compared to December 31, 2019. The net increase primarily reflects an actuarial loss of $85 million, resulting from a remeasurement of the Upjohn Business’s sponsored pension plan in Puerto Rico. As of December 31, 2019, the noncurrent portion of the pension benefit obligations, net, and the postretirement benefit obligations, net, increased, in the aggregate, by approximately $5 million compared to December 31, 2018. The increase reflects, among other things, additional pension plans sponsored by Upjohn, which represent newly formed Upjohn plans in 2019 for participants who previously participated in plans sponsored by Pfizer and a decrease in the discount rate used in the measurement of plan obligations, partially offset by an increase in the actual returns on plan assets. For additional information, see Notes to Combined Financial Statements—Note 15. Benefit Plans and Notes to Unaudited Condensed Combined Financial Statements—Note 12. Benefit Plans.

The following table provides (i) at the end of each year, the expected annual rate of return on plan assets for the following year, (ii) the actual annual rate of return on plan assets achieved in each year, and (iii) the weighted-average discount rate used to measure the benefit obligations at the end of each year for the Upjohn sponsored plans:

	2019	2018	2017
Pension Plans
Expected annual rate of return on plan assets(a)	3.7%	3.8%	4.3%
Actual annual rate of return on plan assets	11.4	(2.6)	13.3
Discount rate used to measure the plan obligations	1.8	2.4	2.1

Postretirement Plan
Expected annual rate of return on plan assets	—	—	—
Actual annual rate of return on plan assets	—	—	—
Discount rate used to measure the plan obligations	3.2	4.3	3.7

(a)	There was no change in the expected rate of return on assets for full year 2020 as a result of the remeasurement of the Upjohn Business’s sponsored pension plan in Puerto Rico discussed above.

Expected Annual Rate of Return on Plan Assets

Of the Upjohn sponsored plans as of December 31, 2019, only the pension plans in Japan, Puerto Rico, South Korea, the Philippines and Taiwan are funded. The assumptions for the expected annual rate of return on the plan assets reflect the actual historical return experience and the long-term assessment of forward-looking return expectations by asset classes, which is used to develop a weighted-average expected return based on the implementation of the targeted asset allocation in the funded Upjohn sponsored plans in Japan, Puerto Rico, South Korea, the Philippines and Taiwan.

The expected annual rate of return on plan assets is applied to the fair value of plan assets at each year-end, and the resulting amount is reflected in the net periodic benefit costs in the following year.

The following table illustrates the sensitivity of net periodic benefit costs to a 50 basis point decline in the assumption of the Upjohn Business for the expected annual rate of return on plan assets, holding all other assumptions constant:

(millions of dollars)	Change	Increase in 2020 Net Periodic Benefit Costs (Pre-Tax)
Assumption
Expected annual rate of return on plan assets	50 basis point decline	$10

The actual return on plan assets resulted in a net gain on plan assets of approximately $140 million during 2019.

Discount Rate Used to Measure Plan Obligations

The weighted-average discount rate used to measure the plan obligations for the Puerto Rico defined benefit plans is determined at least annually and evaluated and modified, as required, to reflect the prevailing market rate of a portfolio of high-quality fixed income investments, rated AA/Aa or better, that reflect the rates at which the pension benefits could be effectively settled. The discount rate used to measure the plan obligations for the international plans sponsored by the Upjohn Business is determined at least annually by reference to investment grade corporate bonds, rated AA/Aa or better, including, when there is sufficient data, a yield-curve approach. These discount rate determinations are made in consideration of local requirements.

The measurement of the plan obligations at the end of the year will affect the amount of service cost, interest cost and amortization expense reflected in the net periodic benefit costs in the following year.

The following table illustrates the sensitivity of net periodic benefit costs and benefit obligations to a 10 basis point decline in our assumption for the discount rate, holding all other assumptions constant:

(millions of dollars)	Change	Increase in 2020 Net Periodic Benefit Costs (Pre-Tax)	Increase in 2019 Benefit Obligations (Pre-Tax)
Assumption
Discount rate	10 basis point decline	$2	$33

The change in the discount rates used in measuring our plan obligations as of December 31, 2019 resulted in an increase in the measurement of the aggregate plan obligations by approximately $190 million.

Income Tax Assets and Liabilities

During the periods presented in the Upjohn Business’s audited combined financial statements and unaudited condensed combined financial statements included in this document, the Upjohn Business did not generally file separate tax returns, as the Upjohn Business was generally included in the tax grouping of other Pfizer entities within the respective entity’s tax jurisdiction. The income tax provision included in the Upjohn Business’s audited combined financial statements and unaudited condensed combined financial statements included in this document has been calculated using the separate return basis, as if the Upjohn Business filed a separate tax return.

In the fourth quarter of 2017, the Upjohn Business recorded an estimate of certain tax effects of the legislation commonly referred to as the Tax Cuts and Jobs Act (“TCJA”), including (i) the impact on deferred tax assets and liabilities from the reduction in the U.S. Federal corporate tax rate from 35% to 21%, (ii) the impact of state income tax considerations, (iii) the $4.3 billion repatriation tax liability on accumulated post-1986 foreign earnings for which the Upjohn Business elected, with the filing of its 2018 U.S. Federal Consolidated Income Tax Return, payment over eight years through 2026, and (iv) deferred taxes on basis differences expected to give rise to future taxes on global intangible low-taxed income. In addition, the Upjohn Business had provided deferred tax liabilities in the past on foreign earnings that were not indefinitely reinvested. As a result of the TCJA, in the fourth quarter of 2017, the Upjohn Business reversed an estimate of the deferred taxes that is no longer expected to be needed due to the change to the territorial tax system.

The TCJA subjects a U.S. shareholder to current tax on global intangible low-taxed income earned by certain foreign subsidiaries. The Financial Accounting Standards Board (“FASB”) Staff Q&A, Topic 740, No. 5, Accounting for Global Intangible Low-Taxed Income, states that an accounting policy election is permitted to either recognize deferred taxes for temporary basis differences expected to reverse as global intangible low-taxed income in future years or provide for the tax expense related to such income in the year the tax is incurred. The Upjohn Business has elected to recognize deferred taxes for temporary differences expected to reverse as global intangible low-taxed income in future years. In 2017, the Upjohn Business provided a provisional deferred tax liability of approximately $90 million based on the evaluation of certain temporary differences inside each of its foreign subsidiaries that are expected to reverse as global intangible low-taxed income.

In 2018, the Upjohn Business finalized its provisional accounting for the tax effects of the TCJA based on its best estimates of available information and data, and has reported and disclosed the impacts within the applicable measurement period, in accordance with guidance issued by the U.S. Securities and Exchange Commission (“SEC”), and recorded a favorable adjustment of approximately $26 million to Provision/(benefit) for taxes on income. We believe that there may be additional interpretations, clarifications and guidance from the U.S. Department of Treasury. Any change to our calculations resulting from such additional interpretations, clarifications and guidance would be reflected in the period of issuance. In addition, the amounts recorded may change in the future due to uncertain tax positions and/or availability of attributes such as foreign tax and other credit carryforwards. The current portion of the aforementioned repatriation tax liability is reported in Income taxes payable (approximately $320 million now due in July 2020, deferred from the original April 2020 due date by the Internal Revenue Service (“IRS”) in response to the COVID-19 pandemic), and the remaining liability is reported in Other taxes payable in the Upjohn Business’s unaudited condensed combined balance sheet as of March 29, 2020 and its combined balance sheet as of December 31, 2019. The first installment of $320 million was paid in April 2019.

Income tax assets and liabilities also include income tax valuation allowances and accruals for uncertain tax positions. For additional information, see Notes to Combined Financial Statements—Note 3B. Significant Accounting Policies: Estimates and Assumptions; Note 3N. Significant Accounting Policies: Tax Assets and Liabilities and Income Tax Contingencies; and Note 7A. Tax Matters: Taxes on Income and Notes to Unaudited Condensed Combined Financial Statements—Note 5A. Tax Matters: Taxes on Income, as well as the “—Analysis of Financial Condition, Liquidity and Capital Resources—Selected Measures of Liquidity and Capital Resources—Contractual Obligations” section of this MD&A.

Contingencies

For a discussion about income tax contingencies, see Notes to Combined Financial Statements—Note 7D. Tax Matters: Tax Contingencies and Notes to Unaudited Condensed Combined Financial Statements—Note 5B. Tax Matters: Tax Contingencies.

For a discussion about legal and environmental contingencies, guarantees and indemnifications, see Notes to Combined Financial Statements—Note 17. Commitments and Contingencies and Notes to Unaudited Condensed Combined Financial Statements—Note 13. Commitments and Contingencies.

Components of Revenues and Costs and Expenses

Revenues

Revenues of the Upjohn Business are derived from its diversified product portfolio of medicines. Its portfolio contains 20 globally recognized brands as well as a generics business. Generally, the Upjohn Business sells its products to physicians, patients, pharmacists, insurers, government agencies and other healthcare providers. Its product portfolio enables the Upjohn Business to address the varying needs of different customers. In the first three months of 2020, its top-selling product, Lipitor, contributed 22% of the Upjohn Business’s revenues, and its top five best-selling products contributed 66% of the Upjohn Business’s revenues. In 2019, its top-selling product, Lyrica, contributed 33% of the Upjohn Business’s revenues, and its top five best-selling products contributed 73% of the Upjohn Business’s revenues. For additional information regarding the Upjohn Business’s products, including descriptions of its product lines, see “Revenues—Selected Product Discussion” section in this MD&A. See also the “—Factors Affecting the Upjohn Business Performance—Industry-Specific Challenges—Recent Losses and Expected Losses of Product Exclusivity” section of this MD&A for information about recent losses and expected losses of product exclusivity impacting product revenues.

Revenue Deductions

Gross product revenues of the Upjohn Business are subject to a variety of deductions, which generally are estimated and recorded in the same period that the revenues are recognized. Such variable consideration represents chargebacks, rebates, sales allowances and sales returns. For additional information regarding deductions from the Upjohn Business’s revenues, see “Revenues—Overview” section of this MD&A.

Costs and Expenses

The combined financial statements of the Upjohn Business have been derived from the consolidated financial statements and accounting records of Pfizer and include allocations for direct costs and indirect costs attributable to the operations of the Upjohn Business of Pfizer. These combined financial statements do not purport to reflect what the results of operations, comprehensive income/(loss), financial position, equity or cash flows would have been had the Upjohn Business operated as an independent standalone company during the periods presented. For additional information regarding the cost allocations, see Notes to Combined Financial Statements—Note 2. Basis of Presentation and Notes to Unaudited Condensed Combined Financial Statements—Note 1B. Business Description and Basis of Presentation: Basis of Presentation.

Cost of sales consists primarily of cost of materials, facilities and other infrastructure used to manufacture products of the Upjohn Business and royalty expenses associated with the intellectual property of its products, when relevant.

Selling, informational and administrative (“SI&A”) expenses consist of, among other things, the internal and external costs of marketing, promotion, advertising and shipping and handling as well as certain costs for support functions, such as expenses for worldwide technology, facilities, legal, finance, human resources, insurance, business development, public affairs and procurement, among others.

Research and development (“R&D”) expenses consist primarily of project costs specific to new product R&D and brand lifecycle development, overhead costs associated with R&D operations and investments that support local market clinical trials for approved indications as well as worldwide regulatory, medical and safety activities. Examples of new product R&D and brand life cycle development include examining whether there is an opportunity for new indications, label extensions, product formulations, and new market registrations. The Upjohn Business does not disaggregate R&D expenses by therapeutic area for purposes of managing its business.

Amortization of intangible assets consists primarily of the amortization expense for identifiable finite-lived intangible assets that have been acquired through business combinations. These assets consist of, but are not limited to, developed technology rights, licensing agreements and trademarks.

Restructuring charges/(credits) consist of restructuring charges/(credits) associated with cost-reduction/productivity initiatives. Restructuring charges are associated with employees, assets and activities that will not continue in the company. For additional information regarding restructuring charges/(credits), see Notes to Combined Financial Statements—Note 5. Restructuring Charges/(Credits) and Other Costs Associated with Cost-Reduction/Productivity Initiatives and Notes to Unaudited Condensed Combined Financial Statements—Note 3. Restructuring Charges/(Credits) and Other Costs Associated with Cost-Reduction/Productivity Initiatives.

Other (income)/deductions—net consist primarily of various items, such as reserves for legal matters, net interest (income)/expense, net (gains)/losses on asset disposals, royalty-related income and net periodic benefit costs/(credits) other than service costs, among others. For additional information regarding other (income)/deductions—net, see Notes to Combined Financial Statements—Note 6. Other (Income)/Deductions—Net and Notes to Unaudited Condensed Combined Financial Statements—Note 4. Other (Income)/Deductions—Net.

Comparability of Historical Results and the Upjohn Business’s Relationship with Pfizer

The Upjohn Business currently operates as a business unit of Pfizer. The combined financial statements have been derived from the consolidated financial statements and accounting records of Pfizer and include allocations for direct costs and indirect costs attributable to the operations of the Upjohn Business. These combined financial statements do not purport to reflect what the results of operations, comprehensive income/(loss), financial position, equity or cash flows would have been had the Upjohn Business operated as a standalone public company during the periods presented.

For a detailed description of the basis of presentation and an understanding of the limitations of the predictive value of the historical combined financial statements, see Notes to Combined Financial Statements—Note 2. Basis of Presentation and Notes to Unaudited Condensed Combined Financial Statements—Note 1B. Business Description and Basis of Presentation: Basis of Presentation.

In addition, the historical combined financial statements may not be reflective of what the results of operations, comprehensive income/(loss), financial position, equity or cash flows of the Upjohn Business might be in the future.

In connection with the transactions, certain assets and liabilities will be transferred to Newco or be retained by Pfizer. Pfizer, Mylan and Newco or their respective subsidiaries, in each case as applicable, intend to enter into, or have entered into, certain agreements that will provide a framework for the ongoing relationship with Pfizer. See the sections entitled “Certain Relationships and Related Party Transactions—Ancillary Agreements” and “Additional Transaction Agreements” in this document.

With respect to support functions, for example, the historical combined financial statements of the Upjohn Business include expense allocations for certain support functions that prior to 2019 were provided on a centralized basis within Pfizer and beginning in 2019 are a combination of allocations and, on a more limited basis, directly incurred costs, such as expenses for worldwide technology, facilities, legal, finance, insurance, human resources, business development, public affairs and procurement, among others. Following the transactions, pursuant to agreements with Pfizer, Mylan and Newco, Mylan and Newco expect that Pfizer will continue to provide Newco with some of the services related to these functions on a transitional basis in exchange for agreed-upon fees, and Newco may incur other costs to replace the services and resources that will not be provided by Pfizer. The amount and composition of such expenses may vary from historical levels since the fees charged for the services under the agreement may be higher or lower than the costs reflected in the historical allocations.

For a detailed description of the Mylan and Upjohn unaudited pro forma condensed combined financial statements, see “Unaudited Pro Forma Condensed Combined Financial Information of Mylan and the Upjohn Business” in this document.

Analysis of the Combined Statements of Income

The following discussion and analysis of the combined statements of income of the Upjohn Business should be read along with its combined financial statements and the notes thereto as well as its unaudited condensed combined financial statements and the notes thereto included elsewhere in this document, which reflect the results of operations of the Upjohn Business. For more information on the carve-out basis of presentation, see Notes to Combined Financial Statements—Note 2. Basis of Presentation and Notes to Unaudited Condensed Combined Financial Statements—Note 1B. Business Description and Basis of Presentation: Basis of Presentation.

ANALYSIS OF THE COMBINED STATEMENTS OF INCOME

	Three Months Ended		% Change	Year Ended December 31,			% Change
(millions of dollars)	Mar. 29, 2020(a)	Mar. 31, 2019(a)	20/19	2019(a)	2018(a)	2017(a)	19/18	18/17
Revenues	$1,861	$3,071	(39)	$10,244	$12,431	$13,359	(18)	(7)
Cost of sales(b)	400	398	—	1,713	2,003	2,036	(14)	(2)
% of revenues	21.5%	13.0%		16.7%	16.1%	15.2%
Selling, informational and administrative expenses(b)	413	535	(23)	2,252	2,568	2,771	(12)	(7)
% of revenues	22.2%	17.4%		22.0%	20.7%	20.7%
Research and development expenses(b)	60	62	(3)	279	308	343	(9)	(10)
% of revenues	3.2%	2.0%		2.7%	2.5%	2.6%
Amortization of intangible assets	36	39	(6)	148	157	166	(5)	(6)
% of revenues	2.0%	1.3%		1.5%	1.3%	1.2%
Restructuring charges/(credits)	15	9	74	159	39	(80)	*	*
% of revenues	0.8%	0.3%		1.6%	0.3%	(0.6)%
Other (income)/deductions—net	51	37	39	362	300	288	21	4

Income before provision/(benefit) for taxes on income	885	1,991	(56)	5,331	7,056	7,835	(24)	(10)
% of revenues	47.6%	64.8%		52.0%	56.8%	58.6%
Provision/(benefit) for taxes on income	103	255	(59)	409	925	(2,366)	(56)	*

Effective tax rate	11.7%	12.8%		7.7%	13.1%	(30.2)%

Net income before allocation to noncontrolling interests	782	1,736	(55)	4,922	6,131	10,201	(20)	(40)
% of revenues	42.0%	56.5%		48.1%	49.3%	76.4%
Less: Net income/(loss) attributable to noncontrolling interests	(1)	1	*	5	3	3	99	*

Net income attributable to the Upjohn Business	$783	$1,735	(55)	$4,917	$6,128	$10,199	(20)	(40)

% of revenues	42.1%	56.5%		48.0%	49.3%	76.3%

Certain amounts and percentages may reflect rounding adjustments.

*	Indicates calculation not meaningful or result is equal to or greater than 100%.
(a)

For the years ended December 31, 2019, 2018 and 2017, see Notes to Combined Financial Statements—Note 2. Basis of Presentation and for the three months ended March 29, 2020 and March 31, 2019, see Notes to Unaudited Condensed Combined Financial Statements—Note 1B. Business Description and Basis of Presentation: Basis of Presentation.

(b)

Excludes amortization of intangible assets, except as disclosed in Notes to Combined Financial Statements—Note 3K. Significant Accounting Policies: Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets.

Revenues

Revenues—Overview

Revenues—Three Months Ended March 29, 2020 vs. Three Months Ended March 31, 2019

Revenues in the first three months of 2020 decreased by $1.2 billion, or 39%, to $1.9 billion, reflecting an operational decrease of $1.2 billion, or 39%, and the unfavorable impact of foreign exchange of $19 million, or less than 1%.

The following provides an analysis of the changes in Revenues in the first three months of 2020:

(millions of dollars)
Upjohn Revenues, First Three Months of 2019		$3,071
Operational growth/(decline):
Lower revenues for Lyrica in the U.S., reflecting the expected significantly lower volumes associated with multi-source generic competition that began in July 2019	$(808)
Lipitor and Norvasc sales decline in China, primarily due to the initial March 2019 Chinese government implementation, and subsequent nationwide expansion beginning December 2019, of a volume-based procurement program(a)	(299)
Declines from continuing generic competition for Viagra and Revatio within the U.S., for which Viagra lost exclusivity in December 2017 and a new generic entry for Revatio entered the market during the middle of 2019	(48)
Other operational factors, net	(35)

Operational decline, net	(1,190)	(1,190)

Operational revenues		1,880
Unfavorable impact of foreign exchange	(19)	(19)

Total Upjohn Revenues decrease	$(1,210)

Upjohn Revenues, First Three Months of 2020		$1,861

(a)

See the “—Factors Affecting the Upjohn Business Performance—Industry-Specific Challenges—Regulatory Environment/Pricing and Access—International” section of this MD&A for information about the volume-based procurement program in China.

See the “—Revenues by Segment and Geography” and “—Revenues—Selected Product Discussion” sections of this MD&A for additional analyses.

Revenues—2019 vs. 2018

Revenues in 2019 decreased by $2.2 billion, or 18%, to $10.2 billion, reflecting an operational decrease of $1.9 billion, or 16%, and the unfavorable impact of foreign exchange of $249 million, or 2%.

The following provides an analysis of the changes in Revenues in 2019:

(millions of dollars)
Upjohn Revenues, 2018		$12,431
Operational growth/(decline):
Sales growth in China on products not impacted by volume-based procurement implementation, including Viagra, Celebrex, Zoloft, Lyrica and Effexor	$114
Celebrex, Lyrica and Effexor growth in Japan	72
Lipitor and Norvasc overall sales growth in China, inclusive of declines driven by the March 2019 Chinese government implementation of a volume-based procurement program in certain cities, along with volume growth and geographic expansion in provinces where volume-based procurement was not yet implemented(a)	30
Lower revenues for Lyrica in the U.S., reflecting the expected significantly lower volumes associated with multi-source generic competition that began in July 2019	(1,579)
Declines from increased generic competition for other products which have recently lost exclusivity, primarily Viagra and Relpax in the U.S., as well as a recent generic entry for Revatio in the U.S. and additional generic competition for sildenafil citrate and medroxyprogesterone intramuscular impacting Greenstone	(395)
Other operational factors, net	(181)

Operational decline, net	(1,938)	(1,938)

Operational revenues		10,493
Unfavorable impact of foreign exchange	(249)	(249)

Total Upjohn Revenues decrease	$(2,187)

Upjohn Revenues, 2019		$10,244

(a)

See the “—Factors Affecting the Upjohn Business Performance—Industry-Specific Challenges—Regulatory Environment/Pricing and Access—International” section of this MD&A for information about the volume-based procurement program in China.

See the “—Revenues by Segment and Geography” and “—Revenues—Selected Product Discussion” sections of this MD&A for additional analyses.

Revenues—2018 vs. 2017

Revenues in 2018 decreased by $929 million, or 7%, to $12.4 billion, reflecting an operational decrease of $1.0 billion, or 8%, partially offset by the favorable impact of foreign exchange of $117 million, or 1%.

The following provides an analysis of the changes in Revenues in 2018:

(millions of dollars)
Upjohn Revenues, 2017		$13,359
Operational growth/(decline):
Lipitor and Norvasc product sales growth in Greater China and Emerging Markets	$356
Lyrica growth in the U.S. and Japan	164
Declines from loss of exclusivity primarily from Viagra and Relpax in the U.S., Lyrica in Europe and Australia, and Revatio in Europe, as well as additional generic competition for medroxyprogesterone intramuscular impacting Greenstone and for Nitrostat	(1,118)
Lower revenues for Celebrex in the U.S. and Lipitor in the U.S. and Japan	(216)
Other declines from Greenstone	(106)
Other operational factors, net	(125)

Operational decline, net	(1,045)	(1,045)

Operational revenues		12,314
Favorable impact of foreign exchange	117	117

Total Upjohn Revenues decrease	$(929)

Upjohn Revenues, 2018		$12,431

See the “—Revenues by Segment and Geography” and “—Revenues—Selected Product Discussion” sections of this MD&A for additional analyses.

Inventory Stocking

The Upjohn Business’s policy relating to the supply of pharmaceutical inventory at U.S. wholesalers, and in major international markets, is to generally maintain stocking levels under one month on average and to keep monthly levels consistent from year to year based on patterns of utilization. Historically, the Upjohn Business has been able to closely monitor these customer stocking levels by purchasing information from its customers directly or by obtaining other third-party information. The Upjohn Business believes its data sources to be directionally reliable but cannot verify their accuracy. Further, as the Upjohn Business does not control this third-party data, it cannot be assured of continuing access. Unusual buying patterns and utilization are promptly investigated. In the first three months of 2020, pharmacies purchased incremental stock to ensure supply during the COVID-19 pandemic period. See the “—Factors Affecting the Upjohn Business Performance—Global Economic Environment” section of this MD&A for information about the impact of the COVID-19 pandemic on the Upjohn Business.

Revenue Deductions

Gross product revenues of the Upjohn Business are subject to a variety of deductions, which generally are estimated and recorded in the same period that the revenues are recognized. Such variable consideration represents chargebacks, rebates, sales allowances and sales returns. These deductions represent estimates of related obligations, and as such, knowledge and judgment are required when estimating the impact of these revenue deductions on gross sales for a reporting period. Historically, the Upjohn Business’s adjustments of estimates to reflect actual results or updated expectations have not been material to its overall business. On a quarterly basis, its adjustments of estimates to reflect actual results generally have been less than 1% of revenues and have resulted in either a net increase or a net decrease in revenues. Product-specific rebates, however, can have a significant impact on year-over-year individual product growth trends.

The following table provides information about revenue deductions:

	Three Months Ended		Year Ended December 31,
(millions of dollars)	March 29, 2020	March 31, 2019	2019	2018	2017
Medicare rebates(a)	$25	$298	$682	$1,200	$959
Medicaid and related state program rebates(a)	21	262	677	985	908
Performance-based contract rebates(a), (b)	282	368	1,372	1,560	1,744
Chargebacks(c)	388	776	2,185	3,507	3,048
Sales allowances(d)	407	459	1,895	2,053	2,041
Sales returns and cash discounts	51	82	424	467	431

Total(e)	$1,174	$2,245	$7,234	$9,774	$9,131

(a)	Rebates are product-specific and, therefore, for any given year are impacted by the mix of products sold. Medicare rebates are inclusive of the Medicare “coverage gap” discount.

(b)

Performance-based contract rebates include contract rebates with managed care organizations (“MCOs”) primarily within the U.S., including health maintenance organizations and pharmacy benefit managers (“PBMs”), who receive rebates based on the achievement of contracted performance terms and claims under these contracts. Outside the U.S., performance-based contract rebates include rebates to wholesalers/distributors based on achievement of contracted performance for specific products or sales milestones.

(c)	Chargebacks primarily represent reimbursements to U.S. wholesalers for honoring contracted prices to third parties.

(d)	Sales allowances primarily represent price reductions that are contractual or legislatively mandated outside the U.S., discounts and distribution fees.

(e)

For the three months ended March 29, 2020 and March 31, 2019, associated with the following segments: Developed Markets ($1.0 billion and $2.1 billion), Greater China ($64 million and $101 million) and Emerging Markets ($77 million and $70 million). For the years ended December 31, 2019, 2018 and 2017, associated with the following segments: Developed Markets ($6.5 billion, $9.0 billion and $8.4 billion), Greater China ($427 million, $391 million and $281 million) and Emerging Markets ($320 million, $345 million and $468 million).

Total revenue deductions for the first three months of 2020 decreased 48% as compared to the first three months of 2019, primarily as a result of:

•

a decrease in Medicare rebates and Medicaid and related state program rebates, primarily driven by a significant decrease in Lyrica sales in the U.S. due to multi-source generic competition that began in July 2019;

•

lower chargebacks to U.S. wholesalers on certain products mostly as a result of a certain contract related to Viagra, which ended in March 2019, and reduced Lyrica volumes due to the loss of exclusivity and resulting multi-source generic competition that began in July 2019; and

•	a decrease in contract rebates in the U.S., as well as decrease in cash discounts, both primarily driven by lower sales of Lyrica following loss of exclusivity.

Total revenue deductions for 2019 decreased 26% as compared to 2018, primarily as a result of:

•

lower chargebacks to U.S. wholesalers on certain products mostly as a result of a certain contract related to Viagra, which ended in March 2019, and reduced Lyrica volumes due to loss of exclusivity and resulting multi-source generic competition that began in July 2019;

•

a decrease in Medicare rebates and Medicaid and related state program rebates, primarily driven by a significant decrease in Lyrica sales in the U.S. due to multi-source generic competition that began in July 2019;

•	a decrease in contract rebates in the U.S., primarily driven by reduced Lyrica and Viagra volumes following loss of exclusivity;

•	a decrease in sales allowances, primarily related to Greenstone products in the U.S.; and

•

a net decrease in sales returns and cash discounts, primarily due to a decrease in cash discounts, primarily in the U.S. due to lower sales of Lyrica and Viagra following loss of exclusivity, partially offset by an increase in sales returns, primarily for Lyrica in the U.S. due to loss of exclusivity and resulting multi-source generic competition that began in July 2019.

Total revenue deductions for 2018 increased 7% compared to 2017, primarily as a result of:

•	higher chargebacks to U.S. wholesalers on certain products mostly as a result of a certain contract related to Viagra and higher chargebacks in the Greenstone business; and

•	an increase in Medicare rebates and Medicaid and related state program rebates, including an increase in amounts related to the Medicare “coverage gap,”

partially offset by

•	a decline in performance-based contract rebates due to the Viagra sales declines in the U.S.

In 2019, Lyrica accounted for approximately 85% of rebates in the U.S. compared to 88% in 2018. The decrease of Lyrica rebates in the U.S. reflects the expiration of patent protection in June 2019. In addition, a certain contract related to Viagra ended in March 2019 and as a result, net revenues as well as chargebacks declined.

For information on the accruals for Medicare rebates, Medicaid and related state program rebates, performance-based contract rebates, chargebacks, sales allowances and sales returns and cash discounts, including the balance sheet classification of these accruals, see Notes to Combined Financial Statements—Note 3F. Significant Accounting Policies: Revenues and Trade Accounts Receivable and Notes to Unaudited Condensed Combined Financial Statements—Note 2B. Significant Accounting Policies: Revenues and Trade Accounts Receivable.

Revenues by Segment and Geography

Global revenues by operating segment were as follows:

	Three Months Ended		% Change		Year Ended December 31,			% Change
	Mar. 29, 2020	Mar. 31, 2019	20/19		2019	2018	2017	19/18		18/17
(millions of dollars)			Total	Oper.				Total	Oper.	Total	Oper.
Developed Markets	$1,127	$2,006	(44)	(43)	$6,748	$8,848	$10,203	(24)	(23)	(13)	(14)
Greater China	481	811	(41)	(40)	2,430	2,396	1,950	1	6	23	20
Emerging Markets	253	253	—	1	1,065	1,186	1,207	(10)	(7)	(2)	—

Total	$1,861	$3,071	(39)	(39)	$10,244	$12,431	$13,359	(18)	(16)	(7)	(8)

Certain amounts and percentages may reflect rounding adjustments.

Total revenues in the U.S. were $345 million for the first three months of 2020 and $1.2 billion for the same period in 2019. Total revenues in the U.S. were $3.3 billion in 2019, $5.1 billion in 2018 and $6.1 billion in 2017. Revenues exceeded $200 million in each of four countries outside the U.S. in 2019, 2018 and 2017. The U.S., China and Japan were the only countries to contribute more than 10% of total revenue in 2019, 2018 and 2017 and collectively represented 69%, 72% and 71% of total revenues in 2019, 2018 and 2017, respectively. Outside the U.S., China, Japan, and, in 2019 only, South Korea, no country individually contributed more than 3% of total revenues in 2019, 2018 and 2017.

For additional information about operating segment revenues, see the “—Analysis of Operating Segment Information” section of this MD&A.

Significant Product Revenues

The following table provides detailed revenue information for several of the Upjohn Business’s major products:

	Three Months Ended		% Change		Year Ended December 31,			% Change
	Mar. 29, 2020	Mar. 31, 2019	20/19		2019	2018	2017	19/18		18/17
(millions of dollars)			Total	Oper.				Total	Oper.	Total	Oper.
Lipitor	$406	$624	(35)	(34)	$1,972	$2,029	$1,851	(3)	1	10	7
Lyrica	345	1,174	(71)	(71)	3,330	4,975	5,077	(33)	(33)	(2)	(2)
Norvasc	194	302	(36)	(35)	953	1,023	932	(7)	(3)	10	8
Celebrex	155	176	(12)	(12)	724	670	775	8	10	(13)	(15)
Viagra	128	153	(16)	(16)	526	659	1,204	(20)	(17)	(45)	(46)
Effexor	78	77	1	2	334	316	297	6	8	6	6
Zoloft	78	69	14	17	294	301	291	(2)	2	4	4
Xalatan/Xalacom	61	62	(1)	—	281	316	335	(11)	(8)	(6)	(7)
Xanax	46	37	24	27	197	198	225	(1)	4	(12)	(13)
Revatio	18	44	(59)	(59)	136	214	252	(36)	(35)	(15)	(16)
Greenstone(a)	133	125	6	6	538	626	833	(14)	(14)	(25)	(25)
Other	219	228	(4)	(3)	958	1,103	1,287	(13)	(10)	(14)	(15)

Total revenues	$1,861	$3,071	(39)	(39)	$10,244	$12,431	$13,359	(18)	(16)	(7)	(8)

(a)

Includes revenues of approximately $52 million in the first three months of 2020, $44 million in the first three months of 2019, $174 million in 2019, $159 million in 2018 and $167 million in 2017 associated with the sale of generic medicines under a three-year license agreement entered into with Allergan in March of 2016. In October 2018, the agreement was extended through December 2021. Under the agreement, on a quarterly basis, the Upjohn Business makes a profit-sharing payment to Allergan.

See the “—Factors Affecting the Upjohn Business Performance—Industry-Specific Challenges—Recent Losses and Expected Losses of Product Exclusivity” section of this MD&A for information about recent losses and expected losses of product exclusivity impacting product revenues.

See the “—Factors Affecting the Upjohn Business Performance—Global Economic Environment” section of this MD&A for information about the impact of the COVID-19 pandemic on the Upjohn Business.

Revenues—Selected Product Discussion

The tables below provide worldwide revenues, by geography, for selected products. References to total change pertain to period-over-period growth rates that include foreign exchange. The difference between the total change and operational change represents the impact of foreign exchange. Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

•	Lipitor:

	Three Months Ended		% Change		Year Ended December 31,			% Change
	Mar. 29, 2020	Mar. 31, 2019	20/19		2019	2018	2017	19/18		18/17
(millions of dollars)			Total	Oper.				Total	Oper.	Total	Oper.
Developed Markets	$117	$123	(5)	(3)	$523	$527	$623	(1)	3	(15)	(18)
Greater China	226	438	(48)	(47)	1,227	1,255	986	(2)	2	27	24
Emerging Markets	63	62	1	2	223	247	242	(10)	(7)	2	4

Worldwide revenues	$406	$624	(35)	(34)	$1,972	$2,029	$1,851	(3)	1	10	7

Revenues—Three Months Ended March 29, 2020 vs. Three Months Ended March 31, 2019

The worldwide operational decline of 34% in the first three months of 2020 was primarily due to the unfavorable impact resulting from the volume-based procurement program in China, which was initially implemented in March 2019, and expanded nationwide beginning in December 2019.

Revenues—2019

The worldwide operational growth of 1% in 2019 was mostly due to increased volume-driven demand in China driven by investments to expand into additional geographic areas in provinces in China where the volume-based procurement program had not yet been implemented, partially offset by declines driven by the anticipated unfavorable impact resulting from the March 2019 Chinese government implementation of a volume-based procurement program in certain cities and discontinued sales in Saudi Arabia.

See the “—Factors Affecting the Upjohn Business Performance—Industry-Specific Challenges—Regulatory Environment/Pricing and Access—International” section of this MD&A for information about the volume-based procurement program in China.

Revenues—2018

The worldwide operational growth of 7% in 2018 was primarily driven by a 13% operational increase in international markets due to significant increased demand and volume growth in China, partially offset by pricing pressures in China, generic competition in Japan, and the non-recurrence of favorable U.S. rebates that occurred in 2017.

•	Lyrica:

Lyrica lost exclusivity in the U.S. in June 2019 and anticipated multi-source generic competition began on July 19, 2019.

	Three Months Ended		% Change		Year Ended December 31,			% Change
	Mar. 29, 2020	Mar. 31, 2019	20/19		2019	2018	2017	19/18		18/17
(millions of dollars)			Total	Oper.				Total	Oper.	Total	Oper.
Developed Markets	$299	$1,127	(73)	(73)	$3,125	$4,765	$4,862	(34)	(34)	(2)	(2)
Greater China	16	16	—	1	71	59	44	19	22	35	34
Emerging Markets	30	31	(5)	(3)	135	151	172	(11)	(8)	(12)	(11)

Worldwide revenues	$345	$1,174	(71)	(71)	$3,330	$4,975	$5,077	(33)	(33)	(2)	(2)

Revenues—Three Months Ended March 29, 2020 vs. Three Months Ended March 31, 2019

The worldwide operational decline of 71% in the first three months of 2020 was primarily due to declines in the U.S. primarily due to the expected significantly lower volumes driven by multi-source generic competition that began in July 2019.

Revenues—2019

The worldwide operational decline of 33% in 2019 was driven by (i) declines in the U.S. primarily due to lower volumes driven by multi-source generic competition that began in July 2019; and (ii) generic competition in developed Europe markets and pricing pressures across international markets, partially offset by increased volumes in Japan attributable to growth in the orally dissolving tablet formulation, and increased volumes in China and Russia.

Revenues—2018

The worldwide operational decline of 2% in 2018 was primarily driven by continuing declines from losses of exclusivity in mature Europe markets and Australia, partially offset by growth in the U.S. and growth in the orally dissolving tablet formulation in Japan.

See the “—Factors Affecting the Upjohn Business Performance—Industry-Specific Challenges—Recent Losses and Expected Losses of Product Exclusivity” section of this MD&A for information about recent losses and expected losses of Lyrica product exclusivity impacting product revenues.

•	Norvasc:

	Three Months Ended		% Change		Year Ended December 31,			% Change
	Mar. 29, 2020	Mar. 31, 2019	20/19		2019	2018	2017	19/18		18/17
(millions of dollars)			Total	Oper.				Total	Oper.	Total	Oper.
Developed Markets	$64	$77	(17)	(15)	$300	$319	$352	(6)	(3)	(9)	(11)
Greater China	103	200	(48)	(47)	536	558	454	(4)	1	23	19
Emerging Markets	26	25	5	8	116	146	126	(20)	(16)	16	20

Worldwide revenues	$194	$302	(36)	(35)	$953	$1,023	$932	(7)	(3)	10	8

Revenues—Three Months Ended March 29, 2020 vs. Three Months Ended March 31, 2019

The worldwide operational decline of 35% in the first three months of 2020 was primarily due to the unfavorable impact resulting from the volume-based procurement program in China, which was initially implemented in March 2019, and expanded nationwide beginning in December 2019.

Revenues—2019

The worldwide operational decline of 3% in 2019 was primarily due to declines driven by the anticipated unfavorable impact resulting from the March 2019 Chinese government implementation of a volume-based procurement program in certain cities as well as lower volumes in Japan and discontinued sales in Venezuela, partially offset by increased volume-driven demand in China driven by investments in geographic expansion in provinces in China where the volume-based procurement program had not yet been implemented.

See the “—Factors Affecting the Upjohn Business Performance—Industry-Specific Challenges—Regulatory Environment/Pricing and Access—International” section of this MD&A for information about the volume-based procurement program in China.

Revenues—2018

The worldwide operational growth of 8% in 2018 was primarily driven by a 9% operational increase in international markets due to significant increased volume-driven demand in China, partially offset by generic competition in Japan and pricing pressures in China.

•	Celebrex:

	Three Months Ended		% Change		Year Ended December 31,			% Change
	Mar. 29, 2020	Mar. 31, 2019	20/19		2019	2018	2017	19/18		18/17
(millions of dollars)			Total	Oper.				Total	Oper.	Total	Oper.
Developed Markets	$93	$96	(3)	(3)	$422	$375	$472	13	13	(21)	(22)
Greater China	39	47	(18)	(17)	177	154	132	15	20	16	14
Emerging Markets	23	33	(29)	(29)	125	142	170	(11)	(10)	(17)	(17)

Worldwide revenues	$155	$176	(12)	(12)	$724	$670	$775	8	10	(13)	(15)

Revenues—Three Months Ended March 29, 2020 vs. Three Months Ended March 31, 2019

The worldwide operational decline of 12% in the first three months of 2020 was primarily due to lower volumes across emerging markets, primarily in China, where product sales were impacted by the COVID-19 pandemic, and in Southeast Asia markets.

See the “—Factors Affecting the Upjohn Business Performance—Global Economic Environment” section of this MD&A for information about the impact of the COVID-19 pandemic on the Upjohn Business.

Revenues—2019

The worldwide operational growth of 10% in 2019 was mainly due to higher volumes in China, driven by investments in geographic expansion, and higher volumes in Japan, partially offset by supply and pricing pressures in certain emerging markets.

Revenues—2018

The worldwide operational decline of 15% in 2018 was primarily driven by lower volumes and the non-recurrence of a sales deduction reversal in 2017 in the U.S., as well as pricing pressure in Mexico and China, partially offset by increased volume demand in China.

•	Viagra:

Viagra lost exclusivity in the U.S. in December 2017.

	Three Months Ended		% Change		Year Ended December 31,			% Change
	Mar. 29, 2020	Mar. 31, 2019	20/19		2019	2018	2017	19/18		18/17
(millions of dollars)			Total	Oper.				Total	Oper.	Total	Oper.
Developed Markets	$64	$83	(23)	(23)	$257	$405	$969	(37)	(34)	(58)	(58)
Greater China	47	54	(13)	(12)	199	178	164	12	17	8	5
Emerging Markets	17	16	8	8	69	77	72	(10)	(8)	7	8

Worldwide revenues	$128	$153	(16)	(16)	$526	$659	$1,204	(20)	(17)	(45)	(46)

Revenues—Three Months Ended March 29, 2020 vs. Three Months Ended March 31, 2019

The worldwide operational decline of 16% in the first three months of 2020 was primarily driven by continued volume erosion due to multi-source generic competition in the U.S., as well as lower volumes in China, where product sales were impacted by the COVID-19 pandemic.

See the “—Factors Affecting the Upjohn Business Performance—Global Economic Environment” section of this MD&A for information about the impact of the COVID-19 pandemic on the Upjohn Business.

Revenues—2019

The worldwide operational decline of 17% in 2019 was primarily driven by the loss of exclusivity in the U.S. in December 2017 contributing to lower volumes and pricing pressures, lower volumes across certain developed markets and certain emerging markets, and pricing pressures in China, partially offset by increased retail demand growth in China. Sales of Viagra Connect, the over-the-counter Viagra product in the U.K., were approximately $25 million in 2019.

Revenues—2018

The worldwide operational decline of 46% in 2018 was primarily driven by a 72% decrease in the U.S. driven by generic competition that began in December 2017 when Viagra lost exclusivity. Internationally, there was increased demand in Emerging Markets and China, and the launch of Viagra Connect, the over-the-counter Viagra product, in the U.K. in March 2018.

See the “—Factors Affecting the Upjohn Business Performance—Industry-Specific Challenges—Recent Losses and Expected Losses of Product Exclusivity” section of this MD&A for information about recent losses and expected losses of Viagra product exclusivity impacting product revenues.

•	Greenstone:

	Three Months Ended		% Change		Year Ended December 31,			% Change
	Mar. 29, 2020	Mar. 31, 2019	20/19		2019	2018	2017	19/18		18/17
(millions of dollars)			Total	Oper.				Total	Oper.	Total	Oper.
Developed Markets	$133	$125	6	6	$538	$626	$833	(14)	(14)	(25)	(25)
Greater China	—	—	—	—	—	—	—	—	—	—	—
Emerging Markets	—	—	—	—	—	—	—	—	—	—	—

Worldwide revenues	$133	$125	6	6	$538	$626	$833	(14)	(14)	(25)	(25)

Revenues—Three Months Ended March 29, 2020 vs. Three Months Ended March 31, 2019

The worldwide operational growth of 6% in the first three months of 2020 was primarily due to increased sales of diclofenac epolamine topical patch (Greenstone’s authorized generic of Pfizer’s Flector Patch) and products under the license agreement entered into with Allergan, along with increased sales of azithromycin during March 2020 as the COVID-19 pandemic began to have deeper impact in the U.S., partially offset by a continued decline in sales of medroxyprogesterone intramuscular (“IM”) (Greenstone’s authorized generic of Pfizer’s Depo-Provera). While it appears that physicians may have been prescribing azithromycin to treat certain patients with COVID-19 related conditions, the product is not approved for use in the treatment and prevention of COVID-19, and, therefore, the Upjohn Business does not know the benefit/risk profile for its use in this disease.

See the “—Factors Affecting the Upjohn Business Performance—Global Economic Environment” section of this MD&A for information about the impact of the COVID-19 pandemic on the Upjohn Business.

Revenues—2019

The worldwide operational decline of 14% in 2019 was primarily driven by a decline in sales of sildenafil citrate (Greenstone’s authorized generic of Viagra) and medroxyprogesterone IM as a result of generic competition in the U.S., as well as a decline in sales of atorvastatin, partially offset by new sales of diclofenac epolamine topical patch and increased sales of products under the license agreement entered into with Allergan.

Revenues—2018

The worldwide operational decline of 25% in 2018 was primarily driven by a decline in sales of medroxyprogesterone IM as a result of generic competition in the U.S. following the entry of a Depo-Provera generic competitor in January 2018, as well as a decline in generic atorvastatin sales in the U.S.

•	All Other:

	Three Months Ended		% Change		Year Ended December 31,			% Change
	Mar. 29, 2020	Mar. 31, 2019	20/19		2019	2018	2017	19/18		18/17
(millions of dollars)			Total	Oper.				Total	Oper.	Total	Oper.
Developed Markets	$357	$375	(5)	(4)	$1,583	$1,832	$2,093	(14)	(11)	(12)	(14)
Greater China	49	55	(11)	(10)	221	193	169	15	19	14	12
Emerging Markets	95	87	9	11	397	424	425	(6)	(3)	—	2

Worldwide revenues	$501	$517	(3)	(2)	$2,200	$2,448	$2,687	(10)	(7)	(9)	(10)

Revenues—Three Months Ended March 29, 2020 vs. Three Months Ended March 31, 2019

The worldwide operational decline of 2% in the first three months of 2020 was primarily due to lower U.S. oral suspension formulation sales of Revatio and related pricing pressures due to a recent generic entry during 2019, partially offset by increased Zoloft sales, primarily in Brazil, Italy and China.

Revenues—2019

The worldwide operational decline of 7% in 2019 was primarily due to lower sales of Relpax in the U.S. from continued generic competition, lower U.S. oral suspension formulation sales of Revatio and related pricing pressures due to a recent generic entry, lower sales of Relpax in Japan due to loss of exclusivity in December 2018 and lower sales across products in developed Europe markets, partially offset by higher sales volume growth of Effexor in Japan and Zoloft, Effexor and other products in China.

Revenues—2018

The worldwide operational decline of 10% in 2018 was primarily driven by continuing declines following the loss of exclusivity for Relpax in the U.S., lower sales of Xanax in the U.S., Revatio in Europe and Xalatan/Xalacom in Europe and Japan, among others, partially offset by higher sales of Effexor in Japan and Zoloft in China.

See the “—Factors Affecting the Upjohn Business Performance—Global Economic Environment” section of this MD&A for information about the impact of the COVID-19 pandemic on the Upjohn Business.

See the “—Factors Affecting the Upjohn Business Performance—Industry-Specific Challenges—Recent Losses and Expected Losses of Product Exclusivity” section of this MD&A for information regarding the expiration of various patent rights.

See Notes to Combined Financial Statements—Note 18C. Segment, Geographic and Revenue Information: Other Revenue Information and Notes to Unaudited Condensed Combined Financial Statements—Note 14B. Segment, Geographic and Revenue Information: Other Revenue Information for additional information regarding the selected products discussed above.

See Notes to Combined Financial Statements—Note 17. Commitments and Contingencies and Notes to Unaudited Condensed Combined Financial Statements—Note 13. Commitments and Contingencies for a discussion of recent developments concerning product litigation relating to certain of the products discussed above.

Product Developments

In 2019, the Upjohn Business submitted five Abbreviated New Drug Applications for authorized generics in Japan. In February 2020, the Japanese Ministry of Health, Labor and Welfare approved the Upjohn Business’s authorized generic of celecoxib, representing the first of the requested approvals. The Upjohn Business expects to launch the authorized generic of celecoxib in Japan during the second half of 2020.

Costs and Expenses

Our response to the COVID-19 pandemic increased certain operating expenses in the first three months of 2020, including expenses incurred to protect colleagues that continue to work in our manufacturing facilities, incremental transport expenses to ensure supply chain continuity and other expenses incurred to comply with other restrictions related to COVID-19. At the same time, the COVID-19 pandemic caused a reduction in certain other operating expenses in the first three months of 2020, as meetings and business travel were paused, including in-person meetings with healthcare professionals in impacted markets.

Cost of Sales

	Three Months Ended		% Change	Year Ended December 31,			% Change
(millions of dollars)	Mar. 29, 2020	Mar. 31, 2019	20/19	2019	2018	2017	19/18	18/17
Cost of sales	$400	$398	—	$1,713	$2,003	$2,036	(14)	(2)
As a percentage of Revenues	21.5%	13.0%		16.7%	16.1%	15.2%

Three Months Ended March 29, 2020 vs. Three Months Ended March 31, 2019

Cost of sales increased $1 million, or less than 1%, in the first three months of 2020, compared to the same period in 2019, primarily due to:

•

the net impact of unfavorable manufacturing variances of $28 million, including the reduction of a favorable variance from the first three months of 2019 coming primarily from lower atorvastatin active product ingredient import duties in China;

•	the unfavorable impact of foreign exchange of $23 million;

•	increased cost of sales in the U.S. from higher sales volumes of certain Greenstone products; and

•	the non-recurrence of a reversal of a royalty reserve, primarily for Xalacom, of $12 million in the first three months of 2019,

partially offset by

•	lower sales volumes as discussed above in Revenues, including a cost of goods sold impact of $61 million due to the June 2019 loss of exclusivity of Lyrica in the U.S.; and

•	the favorable impact of allocated gains of $4 million associated with Pfizer hedging activity on intercompany inventory.

Cost of sales as a percentage of Revenues increased 8.5 percentage points, driven by lower Lyrica revenues, primarily in the U.S. due to multi-source generic competition that began in July 2019, lower Lipitor and Norvasc revenues due to the VBP program in China, which was initially implemented in March 2019, and expanded nationwide beginning in December 2019, and an unfavorable impact of foreign exchange, partially offset by lower royalty expense for Lyrica due to the U.S. patent expiration.

2019 vs. 2018

Cost of sales decreased $290 million, or 14%, in 2019, compared to 2018, primarily due to:

•	lower sales volumes as discussed above in Revenues, including a cost of goods sold impact of $131 million due to the June 2019 loss of exclusivity of Lyrica in the U.S.;

•	the favorable impact of allocated gains of $51 million associated with Pfizer hedging activity on intercompany inventory;

•	the favorable impact of foreign exchange of $41 million;

•	the impact of allocated Pfizer global supply network favorable distribution variances; and

•	lower allocated Puerto Rico excise taxes due to lower sales in 2019,

partially offset by:

•	increased cost of sales in China from higher sales volumes of various products; and

•	increased cost of sales in Japan from higher sales volumes of Lyrica, Celebrex and Effexor.

The increase in Cost of sales as a percentage of Revenues in 2019, compared to 2018, was primarily due to the factors discussed above.

2018 vs. 2017

Cost of sales decreased $33 million, or 2%, in 2018, compared to 2017, primarily due to:

•

the non-recurrence of $102 million in inventory losses, overhead costs, and incremental costs related to the period in 2017 during which our Puerto Rico plants were not operational due to hurricanes (for more information, see below); and

•	lower sales volumes of the Greenstone products and Lyrica in Europe and Australia,

partially offset by:

•

increased sales volumes primarily related to key products within our product portfolio, such as Lyrica primarily in the U.S. and Japan, Lipitor primarily in China and Brazil, and Norvasc primarily in China;

•	the unfavorable impact of foreign exchange of $15 million; and

•	the unfavorable impact of allocated losses of $19 million associated with Pfizer hedging activity on intercompany inventory.

The increase in Cost of sales as a percentage of Revenues in 2018, compared to 2017, was primarily due to the decline in revenues as well as all of the factors discussed above.

Impact of Hurricanes in Puerto Rico

We have manufacturing and commercial operations in Puerto Rico, which were impacted by the hurricanes toward the end of the third quarter in 2017. While our two manufacturing sites in Puerto Rico sustained some damage and became inoperable due to issues impacting Puerto Rico overall, both sites have resumed operations and remediation activities were completed in 2018.

Selling, Informational and Administrative (“SI&A”) Expenses

	Three Months Ended		% Change	Year Ended December 31,			% Change
(millions of dollars)	Mar. 29, 2020	Mar. 31, 2019	20/19	2019	2018	2017	19/18	18/17
Selling, informational and administrative expenses	$413	$535	(23)	$2,252	$2,568	$2,771	(12)	(7)
As a percentage of Revenues	22.2%	17.4%		22.0%	20.7%	20.7%

Three Months Ended March 29, 2020 vs. Three Months Ended March 31, 2019

SI&A expenses decreased $122 million, or 23%, in the first three months of 2020, compared to the same period in 2019, primarily due to:

•

a decrease in the allocation from Pfizer of general and administrative and other marketing expenses, partially offset by an increase in direct expenses incurred by the Upjohn Business for certain support functions, which were historically provided on a centralized basis by Pfizer, to better position the Upjohn Business to operate as a stand-alone division within Pfizer;

•

a reduction in field force, advertising and promotion and general and administrative expenses in China, primarily related to the sales decline of Lipitor and Norvasc primarily due to the volume-based procurement program in China, which was initially implemented in March 2019, and expanded nationwide beginning in December 2019, and lower meeting and travel expenses as a result of the disruption from the COVID-19 pandemic;

•	a reduction in advertising and promotion and field force expenses in Developed Markets, primarily related to Lyrica in the U.S.; and

•	the favorable impact of foreign exchange of $4 million,

partially offset by:

•	an increase in U.S. healthcare reform expenses of $22 million, reflecting a refinement of the allocation from Pfizer for the estimated U.S. healthcare fee associated with the Upjohn Business; and

•

an increase in field force, advertising and promotion, other marketing and general and administrative expenses in Emerging Markets, as such operating segment within the Upjohn Business has now been fully stood up since the Upjohn Business organization began on January 1, 2019.

SI&A expenses as a percentage of Revenues increased 4.8 percentage points in the first three months of 2020, driven primarily by (i) a significant shift in the geographic mix of revenues following the decline in U.S. revenues primarily for Lyrica due to multi-source generic competition that began in July 2019 (international revenues represented 81% of total Upjohn Business revenues in the first three months of 2020, as compared to 61% in the first three months of 2019); (ii) an increase in direct expenses for certain enabling and commercial support functions and activities, including for the Emerging Markets operating segment as part of standing up the Upjohn Business; and (iii) higher U.S. healthcare reform expenses, reflecting a refinement of the allocation from Pfizer.

2019 vs. 2018

SI&A expenses decreased $317 million, or 12%, in 2019, compared to 2018, primarily due to:

•	a reduction in field force and advertising and promotion expenses in Developed Markets, primarily related to Lyrica in the U.S.;

•	the favorable impact of foreign exchange of $56 million; and

•	the non-recurrence of a special, one-time bonus paid in 2018 to virtually all Pfizer colleagues, excluding executives, of $30 million in 2018,

partially offset by:

•	investments in China across key brands.

2018 vs. 2017

SI&A expenses decreased $203 million, or 7%, in 2018, compared to 2017, primarily due to:

•	decreased investments across several key products, primarily Viagra and Lyrica;

•	lower advertising, promotional and field force expenses, as well as general and administrative expenses, reflecting the benefits of cost-reduction and productivity initiatives; and

•	lower healthcare reform expenses of $42 million,

partially offset by:

•	additional investments in China, primarily for Lipitor and Norvasc; and

•	a special, one-time bonus paid in 2018 to virtually all Pfizer colleagues, excluding executives, of $30 million.

Research and Development (“R&D”) Expenses

	Three Months Ended		% Change	Year Ended December 31,			% Change
(millions of dollars)	Mar. 29, 2020	Mar. 31, 2019	20/19	2019	2018	2017	19/18	18/17
Research and development expenses	$60	$62	(3)	$279	$308	$343	(9)	(10)
As a percentage of Revenues	3.2%	2.0%		2.7%	2.5%	2.6%

Three Months Ended March 29, 2020 vs. Three Months Ended March 31, 2019

R&D expenses decreased $2 million, or 3%, in the first three months of 2020, compared to the same period in 2019, primarily due to decreased spending for several programs, including Lyrica post-approval safety and efficacy studies.

2019 vs. 2018

R&D expenses decreased $29 million, or 9%, in 2019, compared to 2018, primarily due to a decrease in the expense allocations for research, development and medical functions provided by Pfizer’s research and development organization to the Upjohn Business as a result of the further rationalization of services as part of Pfizer’s reorganization that took place on January 1, 2019 and decreased spending for several programs for Lyrica post-approval safety and efficacy studies, partially offset by increased spending for programs related to Geodon post-approval studies and for pipeline product development and the non-recurrence of a Celebrex study close-out adjustment in 2018.

2018 vs. 2017

R&D expenses decreased $35 million, or 10%, in 2018, compared to 2017, primarily due to decreased spending for several programs for Lyrica post-approval safety and efficacy studies.

For additional information on Cost of sales, SI&A and R&D expenses by operating segment, see the “—Analysis of Operating Segment Information” section of this MD&A.

Amortization of Intangible Assets

	Three Months Ended		% Change	Year Ended December 31,			% Change
(millions of dollars)	Mar. 29, 2020	Mar. 31, 2019	20/19	2019	2018	2017	19/18	18/17
Amortization of intangible assets	$36	$39	(6)	$148	$157	$166	(5)	(6)
As a percentage of Revenues	2.0%	1.3%		1.5%	1.3%	1.2%

Three Months Ended March 29, 2020 vs. Three Months Ended March 31, 2019

Amortization of intangible assets decreased $2 million, or 6%, in the first three months of 2020, compared to the same period in 2019, primarily due to assets that became fully amortized at the end of their estimated useful lives.

2019 vs. 2018

Amortization of intangible assets decreased $9 million, or 5%, in 2019, compared to 2018, primarily due to assets that became fully amortized at the end of their estimated useful lives.

2018 vs. 2017

Amortization of intangible assets decreased $10 million, or 6%, in 2018, compared to 2017, primarily due to assets that became fully amortized at the end of their estimated useful lives.

See also Notes to Combined Financial Statements—Note 12A. Identifiable Intangible Assets and Goodwill: Identifiable Intangible Assets and Notes to Unaudited Condensed Combined Financial Statements—Note 9A. Identifiable Intangible Assets and Goodwill: Identifiable Intangible Assets.

Restructuring Charges/(Credits) and Other Costs Associated with Cost-Reduction/Productivity Initiatives

	Three Months Ended		% Change	Year Ended December 31,			% Change
(millions of dollars)	Mar. 29, 2020	Mar. 31, 2019	20/19	2019	2018	2017	19/18	18/17
Costs associated with cost-reduction/productivity initiatives(a)	$19	$15	30	$185	$89	$(21)	*	*

*	Indicates calculation not meaningful or result is equal to or greater than 100%.

(a)

The costs associated with cost-reduction/productivity initiatives are predominately termination costs. Allocation of costs associated with cost-reduction/productivity initiatives was: $1 million in the first three months of 2020; $9 million in the first three months of 2019; $45 million in 2019, $104 million in 2018 and $59 million in 2017. For additional information, see Notes to Combined Financial Statements—Note 5. Restructuring Charges/(Credits) and Other Costs Associated with Cost-Reduction/Productivity Initiatives and Notes to Unaudited Condensed Combined Financial Statements—Note 3. Restructuring Charges/(Credits) and Other Costs Associated with Cost-Reduction/Productivity Initiatives.

Pfizer Cost-Reduction/Productivity Initiatives

The Upjohn Business has incurred costs associated with Pfizer’s global cost-reduction/productivity initiatives across the enterprise, which in large part relate to employee termination costs. During 2018, Pfizer reviewed its business operations and determined that, at the start of its 2019 fiscal year, Pfizer would begin operating under a new commercial structure, which reorganized the Pfizer operations into three businesses—Biopharma, a science-based Innovative medicines business; the Upjohn Business; and a Consumer Healthcare business. As part of the Pfizer reorganization, the Upjohn Business was positioned as a standalone division within Pfizer with distinct and dedicated manufacturing, marketing, regulatory and, subject to limited exceptions, enabling functions, which better enables the Upjohn Business to optimize its growth potential. Through March 29, 2020, the Upjohn Business has incurred cumulative direct and allocated restructuring and implementation costs of approximately $374 million (of which approximately $159 million are direct costs) under Pfizer’s global combined program of 2017-2019 and Organizing for Growth cost-reduction/productivity initiatives. The Upjohn Business expects to incur approximately $8 million of additional direct restructuring charges and implementation costs primarily over the remainder of 2020 and into 2021 to complete activities associated with this combined program of global cost-reduction/productivity initiatives. The total cumulative costs associated with Pfizer’s global combined program of 2017-2019 and Organizing for Growth cost-reduction/productivity initiatives of approximately $382 million (of which approximately 15% are non-cash costs) are expected to achieve annual targeted cost savings of approximately $330 million for the Upjohn Business. For additional information about this program, see Notes to Combined Financial Statements—Note 5. Restructuring Charges/(Credits) and Other Costs Associated with Cost-Reduction/Productivity Initiatives and Notes to Unaudited Condensed Combined Financial Statements—Note 3. Restructuring Charges/(Credits) and Other Costs Associated with Cost-Reduction/Productivity Initiatives.

In addition to these major initiatives, the Upjohn Business continuously monitors its operations for cost-reduction and/or productivity opportunities.

Other (Income)/Deductions—Net

	Three Months Ended		% Change	Year Ended December 31,			% Change
(millions of dollars)	Mar. 29, 2020	Mar. 31, 2019	20/19	2019	2018	2017	19/18	18/17
Other (income)/deductions—net	$51	$37	39	$362	$300	$288	21	4

Included in Other (income)/deductions—net is allocated Pfizer net interest-related expense of $54 million in the first three months of 2020, $79 million in the first three months of 2019, $288 million in 2019, $252 million in 2018 and $259 million in 2017. For information about the components of Other (income)/deductions—net, see Notes to Combined Financial Statements—Note 6. Other (Income)/Deductions—Net and Notes to Unaudited Condensed Combined Financial Statements—Note 4. Other (Income)/Deductions—Net.

See also the “—Analysis of Operating Segment Information” section of this MD&A.

Provision/(Benefit) for Taxes on Income

	Three Months Ended		% Change	Year Ended December 31,			% Change
(millions of dollars)	Mar. 29, 2020	Mar. 31, 2019	20/19	2019	2018	2017	19/18	18/17
Provision/(benefit) for taxes on income	$103	$255	(59)	$409	$925	$(2,366)	(56)	*
Effective tax rate on operations	11.7%	12.8%		7.7%	13.1%	(30.2)%

*	Indicates calculation not meaningful or result is equal to or greater than 100%.

For information about the effective tax rate of the Upjohn Business and the events and circumstances contributing to the changes between periods, see Notes to Combined Financial Statements—Note 7. Tax Matters and Notes to Unaudited Condensed Combined Financial Statements—Note 5. Tax Matters.

Changes in Tax Laws

On December 22, 2017, the U.S. enacted significant changes to U.S. tax law following the passage and signing of the TCJA. The TCJA is complex and significantly changes the U.S. corporate income tax system by, among other things, reducing the U.S. Federal corporate tax rate from 35% to 21%, transitioning U.S. international taxation from a worldwide tax system to a territorial tax system and imposing a repatriation tax on deemed repatriated accumulated post-1986 earnings of foreign subsidiaries. In accordance with guidance issued by the SEC, the Upjohn Business recorded provisional estimates of the legislation in the fourth-quarter 2017. In 2018, the Upjohn Business finalized its provisional accounting for the tax effects of the TCJA based on its best estimates of available information and data, and has reported and disclosed the impacts within the applicable measurement period, in accordance with guidance provided by the SEC. For additional information, see Notes to Combined Financial Statements—Note 7A. Tax Matters: Taxes on Income, Notes to Unaudited Condensed

Combined Financial Statements—Note 5A. Tax Matters: Taxes on Income, and the “––Analysis of Financial Condition, Liquidity and Capital Resources—Selected Measures of Liquidity and Capital Resources—Contractual Obligations” section of this MD&A.

On January 23, 2017, the Governor of Puerto Rico signed into law Act No. 3-2017, amending Section 2101 of the Puerto Rico Internal Revenue Code of 1994, which imposes an excise tax that was effective beginning in 2011 (Act 154). The excise tax is imposed on the purchase of products by multinational corporations and their affiliates from their Puerto Rico affiliates. As originally adopted, the excise tax was to be in effect from 2011 through 2016 and the tax rate was to decline over time from 4% in 2011 to 1% in 2016. Act No. 2-2013 extended the excise tax through 2017 and, effective July 1, 2013, increased the tax rate to 4% for all years through 2017. Act No. 3-2017 further extended the excise tax for all years through 2027 at a rate of 4%. The excise tax has been recorded in Cost of sales and Provision/(benefit) for taxes on income, as appropriate.

Non-GAAP Financial Measure (“Adjusted Income”)

General Description of Non-GAAP Financial Measure (“Adjusted Income”)

Adjusted income is an alternative view of performance used by management. The Upjohn Business measures the performance of the overall company on this basis in conjunction with other performance metrics. Because Adjusted income is an important internal measurement for Pfizer and the Upjohn Business, the Upjohn Business believes that investors’ understanding of its performance is enhanced by disclosing this performance measure. The Upjohn Business presents Adjusted income and certain components of Adjusted income in order to portray the results of its major operations—the manufacture, marketing and sale of pharmaceutical products—prior to considering certain income statement elements. Adjusted income is defined by the Upjohn Business as Net income attributable to the Upjohn Business before the impact of purchase accounting for acquisitions and certain significant items, which are described below. Similarly, it has defined the Adjusted income components as Cost of sales, Selling, informational and administrative expenses, Research and development expenses, Amortization of intangible assets and Other (income)/deductions—net each before the impact of purchase accounting for acquisitions and certain significant items. The Adjusted income measure and the Adjusted income component measures are not, and should not be viewed as, substitutes for U.S. GAAP net income or U.S. GAAP net income components.

The following are examples of how the Adjusted income measure is utilized:

•	senior management of Pfizer and the Upjohn Business receive a monthly analysis of the operating results of the Upjohn Business that is prepared on an Adjusted income basis;

•	the annual budget of the Upjohn Business is prepared on an Adjusted income basis; and

•

Pfizer and the Upjohn Business’s senior management’s annual compensation is derived, in part, using Adjusted income measures. Effective in 2020, the bonus plans for substantially all non-sales-force employees worldwide, including the Upjohn Business Executive Leadership Team members and other members of senior management, are funded from one pool based on Pfizer’s performance and is measured in significant part (prior to 2020, performance was measured in full) by three metrics, one of which is derived from Adjusted income and accounts for 40% of the bonus pool funding. The Upjohn Business is allocated a portion of the funded bonus pool based on its performance. In addition, effective in 2019, Adjusted net income, which is derived from Adjusted income, is one of the measures utilized to determine payout for performance share awards and is used for performance years starting in 2019, except for the 2017 performance share award grant that used the previous metric Adjusted operating income.

Adjusted income and its components are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, are limited in their usefulness to investors. Because of their non-standardized definitions, Adjusted income and its components (unlike U.S. GAAP net income and its components) may not be comparable to the calculation of similar measures of other companies. Adjusted income and its components are presented solely to permit investors to more fully understand how management assesses performance.

The Upjohn Business also recognizes that, as internal measures of performance, the Adjusted income and its components measures have limitations, and it does not restrict its performance-management process solely to these metrics. A limitation of these measures is that they provide a view of operations without including all events during a period, such as the effects of an acquisition or amortization of purchased intangibles, and do not provide a comparable view of performance to other companies in the pharmaceutical industry.

See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for the first three months of 2020 and 2019 and for each of the years ended December 31, 2019, 2018 and 2017 below.

Purchase Accounting Adjustments

Adjusted income is calculated prior to considering certain significant purchase accounting impacts resulting from business combinations and net asset acquisitions. These impacts, primarily associated with Pfizer’s acquisitions of Pharmacia in 2003 and Wyeth in 2009, can include amortization related to the increase in fair value of the acquired finite-lived intangible assets, and to a much lesser extent, depreciation related to the increase/decrease in fair value of the acquired fixed assets (primarily manufacturing facilities). Therefore, the Adjusted income measure includes the revenues earned upon the sale of the acquired products without considering the acquisition cost of those products. Upjohn did not complete any business combinations during the periods covered by this MD&A.

Certain of the purchase accounting adjustments can occur through 20 or more years, but this presentation provides an alternative view of the performance of the Upjohn Business that is used by management to internally assess business performance. It is the belief of the Upjohn Business that the elimination of amortization attributable to acquired intangible assets provides management and investors an alternative view of its business results by trying to provide a degree of parity to internally developed intangible assets for which R&D costs previously have been expensed.

However, a completely accurate comparison of internally developed intangible assets and acquired intangible assets cannot be achieved through Adjusted income. This component of Adjusted income is derived solely from the impacts of the items listed in the first paragraph of this section. The impacts of any other differences in experience that might have occurred if the Upjohn Business had discovered and developed those intangible assets on its own have not been factored in, and this approach does not intend to be representative of the results that would have occurred in those circumstances. For example, costs to manufacture may have been different. In addition, marketing efforts of the Upjohn Business may have been received differently by its customers. As such, in total, there can be no assurance that the Adjusted income amounts would have been the same as presented had the Upjohn Business discovered and developed the acquired intangible assets.

Certain Significant Items

Adjusted income is calculated prior to considering certain significant items. Certain significant items represent substantive and/or unusual items that are evaluated on an individual basis. Such evaluation considers both the quantitative and the qualitative aspects of their nature. Certain significant items may be highly variable and difficult to predict. Furthermore, in some cases it is reasonably possible that they could reoccur in future periods. For example, major non-acquisition-related cost-reduction programs stand on their own as they are specific to an event or goal with a defined term, but there may be subsequent programs based on reorganizations of the business, cost productivity or in response to operational or economic conditions. Legal charges to resolve litigation are also related to specific cases, which are facts and circumstances specific. Unusual items may represent items that are not part of the ongoing business; items that, either as a result of their nature or size, would not be expected to occur as part of the normal business on a regular basis; items that would be non-recurring; or items that relate to products the Upjohn Business no longer sells. While not all-inclusive, examples of items that could be included as certain significant items would be major non-acquisition-related restructuring charges and associated implementation costs; amounts related to certain disposals of businesses, products or facilities that do not qualify as discontinued operations under U.S. GAAP; certain intangible asset impairments; allocated Pfizer gains and losses from equity securities because of their inherent volatility, which the Upjohn Business does not control and cannot predict with any level of certainty and because it does not believe that including these gains and losses assists investors in understanding its business or is reflective of its core operations and business; adjustments related to the resolution of certain tax positions; the impact of adopting certain significant, event-driven tax legislation, such as the TCJA discussed in Notes to Combined Financial Statements—Note 7A. Tax Matters: Taxes on Income and Notes to Unaudited Condensed Combined Financial Statements—Note 5A. Tax Matters: Taxes on Income; or charges related to certain legal matters, such as certain of those discussed in Notes to Combined Financial Statements—Note 17A. Commitments and Contingencies: Legal Proceedings and Notes to Unaudited Condensed Combined Financial Statements—Note 13A. Commitments and Contingencies: Legal Proceedings. Normal, ongoing defense costs or settlements of and accruals for legal matters made in the normal course of business would not be considered certain significant items.

Reconciliation of U.S. GAAP Reported to Non-GAAP Adjusted Information—Certain Line Items

	Three Months Ended March 29, 2020
(millions of dollars)	GAAP Reported	Purchase Accounting Adjustments(a)	Certain Significant Items(a)	Non-GAAP Adjusted
Revenues	$1,861	$—	$—	$1,861
Cost of sales	400	—	(3)	397
Selling, informational and administrative expenses	413	—	(1)	412
Research and development expenses	60	—	—	60
Amortization of intangible assets	36	(36)	—	—
Restructuring charges/(credits)	15	—	(15)	—
Other (income)/deductions—net	51	1	(2)	50
Income before provision/(benefit) for taxes on income	885	36	21	942
Provision/(benefit) for taxes on income(b)	103	6	3	113
Net income before allocation to noncontrolling interests	782	30	18	830
Net loss attributable to noncontrolling interests	(1)	—	—	(1)
Net income attributable to the Upjohn Business	783	30	18	831

	Three Months Ended March 31, 2019
(millions of dollars)	GAAP Reported	Purchase Accounting Adjustments(a)	Certain Significant Items(a)	Non-GAAP Adjusted
Revenues	$3,071	$—	$—	$3,071
Cost of sales	398	—	(3)	395
Selling, informational and administrative expenses	535	—	(2)	532
Research and development expenses	62	—	(1)	61
Amortization of intangible assets	39	(39)	—	—
Restructuring charges/(credits)	9	—	(9)	—
Other (income)/deductions—net	37	1	10	48
Income before provision/(benefit) for taxes on income	1,991	38	6	2,034
Provision/(benefit) for taxes on income(b)	255	7	30	292
Net income before allocation to noncontrolling interests	1,736	30	(25)	1,742
Net income attributable to noncontrolling interests	1	—	—	1
Net income attributable to the Upjohn Business	1,735	30	(25)	1,741

	Year Ended December 31, 2019
(millions of dollars)	GAAP Reported	Purchase Accounting Adjustments(a)	Certain Significant Items(a)	Non-GAAP Adjusted
Revenues	$10,244	$—	$—	$10,244
Cost of sales	1,713	—	(12)	1,701
Selling, informational and administrative expenses	2,252	(1)	(17)	2,234
Research and development expenses	279	—	(9)	269
Amortization of intangible assets	148	(147)	—	1
Restructuring charges/(credits)	159	—	(159)	—
Other (income)/deductions—net	362	4	(252)	114
Income before provision/(benefit) for taxes on income	5,331	145	449	5,925
Provision/(benefit) for taxes on income(b)	409	24	464	898
Net income before allocation to noncontrolling interests	4,922	121	(15)	5,028
Net income attributable to noncontrolling interests	5	—	—	5
Net income attributable to the Upjohn Business	4,917	121	(15)	5,023

	Year Ended December 31, 2018
(millions of dollars)	GAAP Reported	Purchase Accounting Adjustments(a)	Certain Significant Items(a)	Non-GAAP Adjusted
Revenues	$12,431	$—	$—	$12,431
Cost of sales	2,003	—	(19)	1,983
Selling, informational and administrative expenses	2,568	(2)	(48)	2,519
Research and development expenses	308	—	(1)	307
Amortization of intangible assets	157	(156)	—	1
Restructuring charges/(credits)	39	—	(39)	—
Other (income)/deductions—net	300	7	(80)	227
Income before provision/(benefit) for taxes on income	7,056	151	188	7,395
Provision/(benefit) for taxes on income(b)	925	26	74	1,026
Net income before allocation to noncontrolling interests	6,131	125	113	6,369
Net income attributable to noncontrolling interests	3	—	—	3
Net income attributable to the Upjohn Business	6,128	125	113	6,367

	Year Ended December 31, 2017
(millions of dollars)	GAAP Reported	Purchase Accounting Adjustments(a)	Certain Significant Items(a)	Non-GAAP Adjusted
Revenues	$13,359	$—	$—	$13,359
Cost of sales	2,036	(1)	(145)	1,891
Selling, informational and administrative expenses	2,771	(2)	(16)	2,753
Research and development expenses	343	—	(1)	342
Amortization of intangible assets	166	(166)	—	1
Restructuring charges/(credits)	(80)	—	80	—
Other (income)/deductions—net	288	10	(114)	184
Income before provision/(benefit) for taxes on income	7,835	159	195	8,189
Provision/(benefit) for taxes on income(b)	(2,366)	35	5,005	2,673
Net income before allocation to noncontrolling interests	10,201	124	(4,809)	5,516
Net income attributable to noncontrolling interests	3	—	—	3
Net income attributable to the Upjohn Business	10,199	124	(4,809)	5,513

(a)	For details of adjustments, see “Details of Income Statement Items Included in GAAP Reported but Excluded from Non-GAAP Adjusted Income” below.
(b)

The effective tax rate on Non-GAAP Adjusted income was 12.0% in the first three months of 2020, compared to 14.4% in the first three months of 2019. The decrease in the effective tax rate on Non-GAAP Adjusted income for the first three months of 2020 compared with the first three months of 2019 was primarily due to the favorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business and an increase in tax benefits associated with the resolution of certain tax positions pertaining to prior years primarily with foreign tax authorities and the expiration of certain statutes of limitations. The effective tax rate on Non-GAAP Adjusted income was 15.1%, 13.9% and 32.6% in the years ended December 31, 2019, 2018 and 2017, respectively. The increase in the effective tax rate on Non-GAAP Adjusted income for 2019 compared with 2018 was primarily due to an unfavorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business, as well as a decrease in tax benefits associated with the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities and the expiration of certain statutes of limitations. The decrease in the effective tax rate on Non-GAAP Adjusted income for 2018 compared with 2017 was primarily due to tax benefits associated with the December 2017 enactment of the TCJA, a favorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business, as well as an increase in benefits associated with the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities and the expiration of certain statutes of limitations.

Details of Income Statement Items Included in GAAP Reported but Excluded from Non-GAAP Adjusted Income

Adjusted income, as shown above, excludes the following items:

	Three Months Ended		Year Ended December 31,
(millions of dollars)	Mar. 29, 2020	Mar. 31, 2019	2019	2018	2017
Purchase accounting adjustments
Amortization of intangible assets(a)	$36	$39	$147	$156	$166
Other	(1)	(1)	(2)	(5)	(7)

Total purchase accounting adjustments—pre-tax	36	38	145	151	159
Income taxes(b)	(6)	(7)	(24)	(26)	(35)

Total purchase accounting adjustments—net of tax	30	30	121	125	124

Certain significant items
Restructuring charges/(credits)––cost-reduction initiatives(c)	15	9	159	39	(80)
Implementation costs and additional depreciation—asset restructuring(d)	4	6	26	49	59
Certain legal matters, net(e)	1	(6)	252	73	128
Inventory losses and other costs due to Hurricanes in Puerto Rico(f)	—	—	(1)	(13)	102
One-time bonus related to enactment of TCJA(g)	—	—	—	30	—
Other(h)	1	(3)	13	9	(14)

Total certain significant items—pre-tax	21	6	449	188	195
Income taxes(i)	(3)	(30)	(464)	(74)	(5,005)

Total certain significant items—net of tax	18	(25)	(15)	113	(4,809)

Total purchase accounting adjustments and certain significant items—net of tax, attributable to the Upjohn Business	$48	$6	$106	$239	$(4,685)

(a)	Included in Amortization of intangible assets.
(b)

Included in Provision/(benefit) for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. Income taxes do not reflect any changes associated with the enactment of the TCJA. Changes resulting from the TCJA have been reflected in the line item, Certain significant items “Income taxes.”

(c)

Amounts relate to employee termination costs, asset impairments and other exit costs not associated with acquisitions, which are included in Restructuring charges (see Notes to Combined Financial Statements—Note 5. Restructuring Charges/(Credits) and Other Costs Associated with Cost-Reduction/Productivity Initiatives and Notes to Unaudited Condensed Combined Financial Statements—Note 3. Restructuring Charges/(Credits) and Other Costs Associated with Cost-Reduction/Productivity Initiatives). For all periods, the charges/(credits) were primarily related to employee termination costs. For 2017, the credits were mostly related to reversals of previously recorded accruals for employee termination costs.

(d)

Primarily included in Cost of sales ($3 million and $3 million in the first three months of 2020 and 2019, respectively and $12 million, $33 million and $42 million in 2019, 2018 and 2017, respectively), Selling, informational and administrative expenses ($1 million and $2 million in the first three months of 2020 and 2019, respectively and $12 million, $16 million and $16 million in 2019, 2018 and 2017, respectively) and Research and development expenses ($0.1 million income and $1 million in the first three months of 2020 and 2019, respectively and $2 million in 2019 only). Represents the impact of changes in estimated useful lives of assets involved in restructuring actions related to acquisitions.

(e)

Included in Other (income)/deductions—net (see Notes to Combined Financial Statements—Note 6. Other (Income)/Deductions—Net and Notes to Unaudited Condensed Combined Financial Statements—Note 4. Other (Income)/Deductions—Net).

(f)

Primarily included in Cost of sales. In 2019 and 2018, represents income in connection with the hurricanes in Puerto Rico. In 2017, represents inventory losses, overhead costs related to the period in which the Puerto Rico plants were not operational as a result of the hurricanes in Puerto Rico toward the end of the third quarter of 2017. For additional information, see the “––Costs and Expenses: Cost of sales” section of this MD&A.

(g)

Included in Selling, informational and administrative expenses. Represents a charge in 2018 for a special one-time bonus paid to virtually all colleagues excluding executives, which was one of several actions taken by Pfizer after evaluating the expected positive net impact of the December 2017 enactment of the legislation commonly referred to as the TCJA.

(h)

For the first three months of 2020, primarily included in Other (income)/deductions—net ($1 million). For the first three months of 2019, primarily included in Cost of sales ($0.2 million income), Selling, informational and administrative expenses ($0.5 million), Research and development expenses ($0.4 million), and Other (income)/deductions—net ($4 million income). For 2019, primarily included in Selling, informational and administrative expenses ($5 million) and Research and development expenses ($7 million). For 2018, primarily included in Selling, informational and administrative expenses ($1 million) and Other (income)/deductions—net ($7 million). For 2017, primarily included in Other (income)/deductions—net ($14 million income). For 2019, includes, among other things, an upfront license fee payment of $4.5 million to Genzum. For 2018, includes, among other things, an allocation of net losses on investments of $4 million. For 2017, primarily includes an allocation of net gains on investments of $14 million.

(i)

Included in Provision/(benefit) for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. The amount in the first three months of 2019 was favorably impacted primarily by the tax benefit recorded as a result of additional guidance issued by the U.S. Department of Treasury related to the TCJA. The amount in 2019 was favorably impacted primarily by a benefit recorded of approximately $290 million, representing tax and interest, resulting from the favorable settlement of a U.S. IRS audit for multiple years, as well as the tax benefit recorded as a result of additional guidance issued by the U.S. Department of Treasury related to the TCJA. The amount in 2018 was favorably impacted primarily by tax benefits related to the TCJA, including certain current year tax initiatives, as well as adjustments to the provisional estimate of the legislation, reported and disclosed within the applicable measurement period in accordance with guidance issued by the SEC. The amount in 2017 was favorably impacted by tax benefits primarily associated with the remeasurement of deferred tax liabilities, which includes the repatriation tax on deemed repatriated accumulated post-1986 earnings of foreign subsidiaries associated with the TCJA. See Notes to Combined Financial Statements—Note 7A. Tax Matters: Taxes on Income and Notes to Unaudited Condensed Combined Financial Statements—Note 5A. Tax Matters: Taxes on Income.

Analysis of Operating Segment Information

The following tables and associated notes provide additional information about the performance of the three operating segments of the Upjohn Business for the periods presented—the Developed Markets segment, the Greater China segment and the Emerging Markets segment. For additional information about each operating segment, see Notes to Combined Financial Statements—Note 18. Segment, Geographic and Revenue Information and Notes to Unaudited Condensed Combined Financial Statements––Note 14. Segment, Geographic and Revenue Information.

The following tables provide revenue and cost information by reportable operating segment and a reconciliation of that information to the unaudited condensed combined statements of income for the three months ended March 29, 2020 and March 31, 2019:

	Three Months Ended March 29, 2020
(millions of dollars)	Developed Markets(b)	Greater China(b)	Emerging Markets(b)	Other(c)	Non-GAAP Adjusted(d)	Reconciling Items(e)	GAAP Reported
Revenues	$1,127	$481	$253	$—	$1,861	$—	$1,861
Operating expenses(a)	434	103	89	243	869	4	873
Amortization of intangible assets	—	—	—	—	—	36	36
Restructuring charges	—	—	—	—	—	15	15
Other (income)/deductions—net	—	(6)	—	56	50	1	51

Income/(loss) before provision/(benefit) for taxes on income	$694	$383	$164	$(299)	$942	$(57)	$885

	Three Months Ended March 31, 2019
(millions of dollars)	Developed Markets(b)	Greater China(b)	Emerging Markets(b)	Other(c)	Non-GAAP Adjusted(d)	Reconciling Items(e)	GAAP Reported
Revenues	$2,006	$811	$253	$—	$3,071	$—	$3,071
Operating expenses(a)	488	152	79	269	988	7	995
Amortization of intangible assets	—	—	—	—	—	39	39
Restructuring charges	—	—	—	—	—	9	9
Other (income)/deductions—net	(1)	(3)	1	50	48	(11)	37

Income/(loss) before provision/(benefit) for taxes on income	$1,519	$662	$172	$(319)	$2,034	$(43)	$1,991

The following tables provide revenue and cost information by reportable operating segment and a reconciliation of that information to the combined statements of income for the years ended December 31, 2019, 2018 and 2017:

	Year Ended December 31, 2019
(millions of dollars)	Developed Markets(b)	Greater China(b)	Emerging Markets(b)	Other(c)	Non-GAAP Adjusted(d)	Reconciling Items(e)	GAAP Reported
Revenues	$6,748	$2,430	$1,065	$—	$10,244	$—	$10,244
Operating expenses(a)	1,948	674	384	1,198	4,204	40	4,244
Amortization of intangible assets	—	—	—	—	1	147	148
Restructuring charges/(credits)	—	—	—	—	—	159	159
Other (income)/deductions—net	(2)	(4)	3	117	114	247	362

Income/(loss) before provision/(benefit) for taxes on income	$4,802	$1,760	$678	$(1,315)	$5,925	$(594)	$5,331

	Year Ended December 31, 2018
(millions of dollars)	Developed Markets(b)	Greater China(b)	Emerging Markets(b)	Other(c)	Non-GAAP Adjusted(d)	Reconciling Items(e)	GAAP Reported
Revenues	$8,848	$2,396	$1,186	$—	$12,431	$—	$12,431
Operating expenses(a)	2,476	669	439	1,226	4,809	70	4,879
Amortization of intangible assets	—	—	—	—	1	156	157
Restructuring charges/(credits)	—	—	—	—	—	39	39
Other (income)/deductions—net	(26)	—	5	247	227	73	300

Income/(loss) before provision/(benefit) for taxes on income	$6,399	$1,728	$742	$(1,473)	$7,395	$(339)	$7,056

	Year Ended December 31, 2017
(millions of dollars)	Developed Markets(b)	Greater China(b)	Emerging Markets(b)	Other(c)	Non-GAAP Adjusted(d)	Reconciling Items(e)	GAAP Reported
Revenues	$10,203	$1,950	$1,207	$—	$13,359	$—	$13,359
Operating expenses(a)	2,695	515	465	1,312	4,986	164	5,150
Amortization of intangible assets	—	—	—	—	1	166	166
Restructuring charges/(credits)	—	—	—	—	—	(80)	(80)
Other (income)/deductions—net	(7)	—	(2)	193	184	104	288

Income/(loss) before provision/(benefit) for taxes on income	$7,515	$1,435	$744	$(1,505)	$8,189	$(354)	$7,835

(a)	Comprised of Cost of sales, Selling, informational and administrative expenses and Research and development expenses.
(b)	Amounts represent the revenues and costs managed by each operating segment. The expenses generally include only those costs directly attributable to the operating segment.

(c)	Other comprises the costs included in Adjusted income components (see footnote (d) below) that are managed outside of the three operating segments and includes the following:

	Three Months Ended March 29, 2020
	Other Business Activities
(millions of dollars)	RDM(i)	GPD(ii)	Corporate and Other Unallocated(iii)	Total
Revenues	$—	$—	$—	$—
Operating expenses(iv)	53	—	189	243
Amortization of intangible assets	—	—	—	—
Restructuring charges/(credits)	—	—	—	—
Other (income)/deductions––net	—	—	56	56

Loss before provision/(benefit) for taxes on income	$(53)	$—	$(246)	$(299)

	Three Months Ended March 31, 2019
	Other Business Activities
(millions of dollars)	RDM(i)	GPD(ii)	Corporate and Other Unallocated(iii)	Total
Revenues	$—	$—	$—	$—
Operating expenses(iv)	54	1	214	269
Amortization of intangible assets	—	—	—	—
Restructuring charges/(credits)	—	—	—	—
Other (income)/deductions––net	—	—	50	50

Loss before provision/(benefit) for taxes on income	$(54)	$(1)	$(264)	$(319)

	Year Ended December 31, 2019
	Other Business Activities
(millions of dollars)	RDM(i)	GPD(ii)	Corporate and Other Unallocated(iii)	Total
Revenues	$—	$—	$—	$—
Operating expenses(iv)	250	—	947	1,198
Amortization of intangible assets	—	—	—	—
Restructuring charges/(credits)	—	—	—	—
Other (income)/deductions––net	(1)	—	119	117

Loss before provision/(benefit) for taxes on income	$(249)	$—	$(1,066)	$(1,315)

	Year Ended December 31, 2018
	Other Business Activities
(millions of dollars)	RDM(i)	GPD(ii)	Corporate and Other Unallocated(iii)	Total
Revenues	$—	$—	$—	$—
Operating expenses(iv)	261	7	958	1,226
Amortization of intangible assets	—	—	—	—
Restructuring charges/(credits)	—	—	—	—
Other (income)/deductions––net	(1)	—	248	247

Loss before provision/(benefit) for taxes on income	$(260)	$(7)	$(1,206)	$(1,473)

	Year Ended December 31, 2017
	Other Business Activities
(millions of dollars)	RDM(i)	GPD(ii)	Corporate and Other Unallocated(iii)	Total
Revenues	$—	$—	$—	$—
Operating expenses(iv)	296	12	1,004	1,312
Amortization of intangible assets	—	—	—	—
Restructuring charges/(credits)	—	—	—	—
Other (income)/deductions—net	—	—	193	193

Loss before provision/(benefit) for taxes on income	$(296)	$(12)	$(1,196)	$(1,505)

(i)

RDM—the R&D expenses managed by the Upjohn Research, Development and Medical organization and, to a lesser extent, the Pfizer Research, Development and Medical organization, which are both generally responsible for research activities.

(ii)

GPD—the costs managed by the Upjohn Research, Development and Medical organization and the Pfizer Global Products Development organization, which provides technical support and other services, associated with facilitating all regulatory submissions and interactions with regulatory agencies.

(iii)

Corporate and Other Unallocated—the costs associated with platform functions (such as worldwide technology, global real estate operations, legal, finance, human resources, worldwide public affairs, compliance and worldwide procurement), patient advocacy activities and certain compensation and other corporate costs, such as interest income and expense, and gains and losses on investments, as well as overhead expenses associated with manufacturing (which include manufacturing variances associated with production) and commercial operations that are not directly assessed to an operating segment, as business unit (segment) management does not manage these costs.

(iv)	Comprised of Cost of sales, Selling, informational and administrative expenses and Research and development expenses.
(d)	See the “—Non-GAAP Financial Measure (Adjusted Income)” section of this MD&A for a definition of these “Adjusted Income” components.
(e)

Includes costs associated with (i) purchase accounting adjustments; and (ii) certain significant items, which are substantive and/or unusual, and in some cases recurring, items (such as restructuring or legal charges), that are evaluated on an individual basis by management. For additional information about these reconciling items and/or Non-GAAP adjusted measure of performance, see the “—Non-GAAP Financial Measure (Adjusted Income)” section of this MD&A.

Developed Markets Operating Segment

Three Months Ended March 29, 2020 vs. Three Months Ended March 31, 2019

Revenues

Developed Markets Revenues decreased $879 million, or 44%, to $1.1 billion, reflecting an operational decrease of $872 million, or 43%, and the unfavorable impact of foreign exchange of $7 million, or less than 1%.

The following provides an analysis of the changes in Developed Markets Revenues:

(millions of dollars)
Developed Markets Revenues, First Three Months of 2019		$2,006
Operational growth/(decline):
Lower revenues for Lyrica in the U.S., reflecting the expected significantly lower volumes associated with multi-source generic competition that began in July 2019	$(808)
Declines from continuing generic competition for Viagra and Revatio within the U.S., for which Viagra lost exclusivity in December 2017 and a new generic entry for Revatio entered the market during the middle of 2019	(48)
Other operational factors, net	(15)

Operational decline, net	(872)	(872)

Operational revenues		1,134
Unfavorable impact of foreign exchange	(7)	(7)

Developed Markets Revenues decrease	$(879)

Developed Markets Revenues, First Three Months of 2020		$1,127

Costs and Expenses

Operating expenses—Developed Markets operating expenses decreased $54 million, or 11%, due substantially to operational factors. The impact of foreign exchange was negligible. The operational decrease was primarily driven by a decrease in cost of sales due to lower sales volumes as a result of product losses of exclusivity and generic competition, as well as a reduction in advertising and promotion and field force expenses, primarily related to Lyrica in the U.S., partially offset by an increase in U.S. healthcare reform expenses of $22 million, reflecting a refinement of the allocation from Pfizer for the estimated U.S. healthcare fee associated with the Upjohn Business, as well as an increase in cost of sales in the U.S. from higher sales volumes of certain Greenstone products.

2019 vs. 2018

Revenues

Developed Markets Revenues decreased $2.1 billion, or 24%, to $6.7 billion, reflecting an operational decrease of $2.0 billion, or 23%, and the unfavorable impact of foreign exchange of $101 million, or 1%.

The following provides an analysis of the changes in Developed Markets Revenues:

(millions of dollars)
Developed Markets Revenues, 2018		$8,848
Operational growth/(decline):
Celebrex, Effexor, and Lyrica growth in Japan	$72
Lower revenues for Lyrica in the U.S., reflecting the expected significantly lower volumes associated with multi-source generic competition that began in July 2019	(1,579)
Declines from increased generic competition for other products which have recently lost exclusivity, primarily Viagra and Relpax in the U.S., as well as a recent generic entry for Revatio in the U.S. and additional generic competition for sildenafil citrate and medroxyprogesterone intramuscular impacting Greenstone	(395)
Other operational factors, net	(97)

Operational decline, net	(1,999)	(1,999)

Operational revenues		6,849
Unfavorable impact of foreign exchange	(101)	(101)

Developed Markets Revenues decrease	$(2,100)

Developed Markets Revenues, 2019		$6,748

Costs and Expenses

Operating expenses—Developed Markets operating expenses decreased $527 million, or 21%, due to an operational decrease of $510 million, or 21%, and the favorable impact of foreign exchange of $18 million, or 1%. The operational decrease was primarily driven by a decrease in cost of sales due to lower sales volumes as a result of product losses of exclusivity and generic competition, as well as a reduction in field force and advertising and promotion expenses, primarily related to Lyrica in the U.S.

2018 vs. 2017

Revenues

Developed Markets Revenues decreased $1.4 billion, or 13%, to $8.8 billion, reflecting an operational decrease of $1.4 billion, or 14%, partially offset by the favorable impact of foreign exchange of $72 million, or 1%.

The following table provides an analysis of the changes in Developed Markets Revenues:

(millions of dollars)
Developed Markets Revenues, 2017		$10,203
Operational growth/(decline):
Declines from loss of exclusivity primarily from Viagra and Relpax in the U.S., Lyrica in Europe and Australia, and Revatio in Europe, as well as additional generic competition for medroxyprogesterone intramuscular impacting Greenstone and for Nitrostat	$(1,118)
Lyrica growth in the U.S. and Japan	164
Lower revenues for Celebrex in the U.S. and Lipitor in the U.S. and Japan	(216)
Other declines from Greenstone	(106)
Other operational factors, net	(151)

Operational decline, net	(1,427)	(1,427)

Operational revenues		8,777
Favorable impact of foreign exchange	72	72

Developed Markets Revenues decrease	$(1,355)

Developed Markets Revenues, 2018		$8,848

Costs and Expenses

Operating expenses—Developed Markets operating expenses decreased $219 million, or 8%, due to an operational decrease of $223 million, or 8%, partially offset by the impact of unfavorable foreign exchange of $4 million, or less than 1%. The operational decrease was primarily driven by a reduction in field force and advertising and promotion expenses as well as lower cost of sales as a result of loss of exclusivity of Viagra in the U.S., continued cost reductions overall for Europe, and reduction in field force and advertising and promotion expenses for Lyrica in the U.S. in advance of the June 2019 loss of exclusivity, partially offset by increased cost of sales for Lyrica in the U.S., which was still growing during this period.

Greater China Operating Segment

Three Months Ended March 29, 2020 vs. Three Months Ended March 31, 2019

Revenues

Greater China Revenues decreased $331 million, or 41%, to $481 million, reflecting an operational decrease of $322 million, or 40% and the unfavorable impact of foreign exchange of $9 million, or 1%.

The following provides an analysis of the changes in Greater China Revenues:

(millions of dollars)
Greater China Revenues, First Three Months of 2019		$811
Operational growth/(decline):
Lipitor and Norvasc overall sales decline, mainly in China, primarily due to the initial March 2019 Chinese government implementation, and subsequent nationwide expansion beginning December 2019, of a volume-based procurement program(a)	$(302)
Celebrex, Viagra, and Effexor sales decline, mainly in China, due to reduced volumes during the COVID-19 pandemic	(18)
Other operational factors, net	(2)

Operational decline, net	(322)	(322)

Operational revenues		489
Unfavorable impact of foreign exchange	(9)	(9)

Greater China Revenues decrease	$(331)

Greater China Revenues, First Three Months of 2020		$481

(a)

See the “—Factors Affecting the Upjohn Business Performance––Industry-Specific Challenges—Regulatory Environment/Pricing and Access—International” section of this MD&A for information about the volume-based procurement program in China.

Costs and Expenses

Operating expenses—Greater China operating expenses decreased $49 million, or 32%, due to an operational decrease of $68 million, or 45%, partially offset by the unfavorable impact of foreign exchange of $19 million, or 13%. The operational decrease was primarily due to a decrease in field force, advertising and promotion and general and administrative expenses primarily in China, due to spending reductions for Lipitor and Norvasc due to the volume-based procurement program and lower meeting and travel expenses as a result of the disruption from the COVID-19 pandemic, along with a decrease in cost of sales from lower sales volumes of Lipitor and Norvasc, due to the volume-based procurement program in China, and to a small degree a decrease in cost of sales from lower sales volumes of Celebrex, Viagra and Effexor during the COVID-19 pandemic.

2019 vs. 2018

Revenues

Greater China Revenues increased $34 million, or 1%, to $2.4 billion, reflecting operational growth of $145 million, or 6%, partially offset by the unfavorable impact of foreign exchange of $111 million, or 5%.

The following provides an analysis of the changes in Greater China Revenues:

(millions of dollars)
Greater China Revenues, 2018		$2,396
Operational growth/(decline):
Celebrex and Lyrica sales growth, mainly in China	$44
Lipitor and Norvasc overall sales growth, mainly in China, inclusive of declines driven by the March 2019 Chinese government implementation of a volume-based procurement program in certain cities, along with volume growth and geographic expansion in provinces where volume-based procurement was not yet implemented(a)	34
Viagra sales growth, mainly in China	31
Zoloft and Effexor sales growth, mainly in China	23
Other operational factors, net	14

Operational growth, net	145	145

Operational revenues		2,541
Unfavorable impact of foreign exchange	(111)	(111)

Greater China Revenues increase	$34

Greater China Revenues, 2019		$2,430

(a)

See the “—Factors Affecting the Upjohn Business Performance––Industry-Specific Challenges—Regulatory Environment/Pricing and Access––International” section of this MD&A for information about the volume-based procurement program in China.

Costs and Expenses

Operating expenses—Greater China operating expenses increased $5 million, or 1%, due to an operational increase of $76 million, or 11%, partially offset by the favorable impact of foreign exchange of $71 million, or 11%. The operational increase was primarily due to increased cost of goods sold from higher sales volumes and increased field force expenses from investments made in geographic expansion, both primarily in China.

2018 vs. 2017

Revenues

Greater China Revenues increased $447 million, or 23%, to $2.4 billion, reflecting operational growth of $382 million, or 20%, and the favorable impact of foreign exchange of $65 million, or 3%.

The following table provides an analysis of the changes in Greater China Revenues:

(millions of dollars)
Greater China Revenues, 2017		$1,950
Operational growth/(decline):
Lipitor and Norvasc sales growth, mainly in China	$321
Celebrex and Lyrica sales growth, mainly in China	33
Other operational factors, net	28

Operational growth, net	382	382

Operational revenues		2,331
Favorable impact of foreign exchange	65	65

Greater China Revenues increase	$447

Greater China Revenues, 2018		$2,396

Costs and Expenses

Operating expenses—Greater China operating expenses increased $154 million, or 30%, due to an operational increase of $116 million, or 23%, and the unfavorable impact of foreign exchange of $38 million, or 7%. The operational increase was primarily due to increased field force and advertising and promotion expenses as well as increased cost of goods sold from higher sales volumes and investments made in geographic expansion.

Emerging Markets Operating Segment

Three Months Ended March 29, 2020 vs. Three Months Ended March 31, 2019

Revenues

Emerging Markets Revenues were essentially unchanged at $253 million, reflecting an operational increase of $3 million, or 1%, offset by the unfavorable impact of foreign exchange of $3 million, or 1%.

The following provides an analysis of the changes in Emerging Markets Revenues:

(millions of dollars)
Emerging Markets Revenues, First Three Months of 2019		$253
Operational growth/(decline):
Lipitor growth (excluding Vietnam) across Emerging Markets, primarily in certain Gulf countries in the Middle East	$11
Celebrex declines across Emerging Markets, primarily in Southeast Asia markets and certain Gulf countries in the Middle East	(10)
Lower Lipitor sales in Vietnam due to 2019 stock build with a distributor	(9)
Other operational factors, net	12

Operational growth, net	3	3

Operational revenues		256
Unfavorable impact of foreign exchange	(3)	(3)

Emerging Markets Revenues essentially unchanged	$—

Emerging Markets Revenues, First Three Months of 2020		$253

Costs and Expenses

Operating expenses—Emerging Markets operating expenses increased $10 million, or 12%, due to an operational increase of $9 million, or 12%, and the unfavorable impact of foreign exchange of $0.3 million, or less than 1%. The operational increase was primarily due to higher field force, advertising and promotion, other marketing and general and administrative expenses across several products and markets.

2019 vs. 2018

Revenues

Emerging Markets Revenues decreased $121 million, or 10%, to $1.1 billion, reflecting an operational decrease of $84 million, or 7%, and the unfavorable impact of foreign exchange of $37 million, or 3%.

The following provides an analysis of the changes in Emerging Markets Revenues:

(millions of dollars)
Emerging Markets Revenues, 2018		$1,186
Operational growth/(decline):
Declines in Norvasc and Lipitor sales, net, driven by discontinued sales of Norvasc in Venezuela and Lipitor in Saudi Arabia, and declines in Lipitor from other Gulf countries in the Middle East, partially offset by Lipitor stock build with a distributor in Vietnam	$(41)
Declines in Celebrex and Lyrica sales, net, driven by Celebrex pricing pressure in Mexico from generics and supply issues in Saudi Arabia and Thailand and Lyrica sales decline in Saudi Arabia	(26)
Other operational factors, net	(17)

Operational decline, net	(84)	(84)

Operational revenues		1,102
Unfavorable impact of foreign exchange	(37)	(37)

Emerging Markets Revenues decrease	$(121)

Emerging Markets Revenues, 2019		$1,065

Costs and Expenses

Operating expenses—Emerging Markets operating expenses decreased $55 million, or 13%, due to an operational decrease of $56 million, or 13%, and the unfavorable impact of foreign exchange of $1 million, or less than 1%. The operational decrease was primarily due to lower cost of sales due to discontinued sales of Lipitor in Saudi Arabia, and lower field force expenses, other marketing expenses and general and administrative expenses across several products and markets.

2018 vs. 2017

Revenues

Emerging Markets Revenues decreased $20 million, or 2%, to $1.2 billion, primarily due to the unfavorable impact of foreign exchange.

The following table provides an analysis of the changes in Emerging Markets Revenues:

(millions of dollars)
Emerging Markets Revenues, 2017		$1,207
Operational growth/(decline):
Lipitor and Norvasc sales growth, net, across Emerging Markets	$35
Celebrex sales decline in Mexico due to generic entry	(17)
Other operational factors, net	(18)

Operational decline, net	(1)	(1)

Operational revenues		1,206
Unfavorable impact of foreign exchange	(20)	(20)

Emerging Markets Revenues decrease	$(20)

Emerging Markets Revenues, 2018		$1,186

Costs and Expenses

Operating expenses—Emerging Markets operating expenses decreased $26 million, or 6%, due to an operational decrease of $11 million, or 2%, and the favorable impact of foreign exchange of $15 million, or 3%. The operational decrease was primarily driven by lower field force expenses in Brazil and Saudi Arabia, partially offset by higher manufacturing costs for the Upjohn Business’s products associated with Pfizer’s manufacturing operations in Saudi Arabia, which commenced production in 2017.

Analysis of the Combined Statements of Comprehensive Income

Changes in the components of Accumulated other comprehensive loss reflect the following:

First Three Months of 2020

•

Foreign currency translation adjustments, mainly reflects the strengthening of the U.S. dollar against the euro, the Japanese yen and the Korean won, partially offset by the weakening of the U.S. dollar against the Mexican peso.

•

Benefit plans: actuarial gains/(losses), net, mainly reflects an increase in net loss due to (i) an actuarial loss of $85 million, resulting from a remeasurement of the Upjohn Business’s sponsored pension plan in Puerto Rico; and (ii) transfer in of net losses of $1 million for the newly established Upjohn sponsored plans outside the U.S., partially offset by (i) losses of $14 million reclassified and recognized in net periodic benefit cost from a settlement charge related to lump sum payouts to certain terminated plan participants in the Upjohn Business’s sponsored pension plan in Puerto Rico; (ii) the amortization of net loss previously recognized in Other comprehensive income; and (iii) the favorable impact of foreign exchange. For additional information, see Notes to Unaudited Condensed Combined Financial Statements—Note 12. Benefit Plans.

•

Benefit plans: prior service (costs)/credits and other, net, reflects (i) the amortization of prior service credits previously recognized in Other comprehensive income; and (ii) the unfavorable impact of foreign exchange. For additional information, see Notes to Unaudited Condensed Combined Financial Statements—Note 12. Benefit Plans.

2019

•

Foreign currency translation adjustments, mainly reflects the strengthening of the U.S. dollar against the euro and the Korean won, partially offset by the weakening of the U.S. dollar against the Japanese yen and Mexican peso.

•

Benefit plans: actuarial gains/(losses), net, mainly reflects a decrease in the net loss from (i) gain from actual return on plan assets; (ii) the amortization of net loss previously recognized in Other comprehensive income; and (iii) the net impact from curtailments and settlements for elimination of coverage of certain non-Upjohn plan participants, partially offset by (i) an increase in net loss on the benefit obligation from the decrease in discount rates and lump sum interest rates; (ii) transfer in of net losses for the newly established Upjohn sponsored plans outside the U.S.; and (iii) the unfavorable impact on foreign exchange. For additional information, see Notes to Combined Financial Statements—Note 15. Benefit Plans.

•

Benefit plans: prior service (costs)/credits and other, net, mainly reflects (i) the transfer of net prior service costs to the newly established Upjohn sponsored plans outside the U.S.; (ii) the amortization of prior service credits previously recognized in Other comprehensive income; and (iii) curtailment gains for the elimination of coverage of certain non-Upjohn plan participants, partially offset by the favorable impact of foreign exchange. For additional information, see Notes to Combined Financial Statements—Note 15. Benefit Plans.

2018

•	Foreign currency translation adjustments, mainly reflects the strengthening of the U.S. dollar against the euro, U.K. pound and Chinese renminbi.

•

Benefit plans: actuarial gains/(losses), net, mainly reflects an increase in net loss from actual loss on plan assets, offset by (i) gain on the benefit obligation from the increase in discount rate assumption; (ii) the amortization of net loss previously recognized in Other comprehensive income; and (iii) the favorable impact of foreign exchange. For additional information, see Notes to Combined Financial Statements—Note 15. Benefit Plans.

•

Benefit plans: prior service (costs)/credits and other, net, mainly reflects (i) the reclassification into income of amounts related to amortization of changes in prior service credits previously recognized in Other comprehensive income; (ii) the unfavorable impact on prior service cost of a plan amendment; and (iii) the unfavorable impact of foreign exchange. For additional information, see Notes to Combined Financial Statements—Note 15. Benefit Plans.

2017

•	Foreign currency translation adjustments, mainly reflects the weakening of the U.S. dollar against the euro, U.K. pound and the Canadian dollar.

•

Benefit plans: actuarial gains/(losses), net, mainly reflects a gain from actual return on plan assets, offset by (i) a loss on the benefit obligation from the decrease in discount rate assumption; (ii) the amortization of net loss previously recognized in Other comprehensive income; and (iii) the unfavorable impact of foreign exchange. For additional information, see Notes to Combined Financial Statements—Note 15. Benefit Plans.

•

Benefit plans: prior service (costs)/credits and other, net, mainly reflects the reclassification into income of amounts related to amortization of changes in prior service credits previously recognized in Other comprehensive income, partially offset by the favorable impact of foreign exchange. For additional information, see Notes to Combined Financial Statements—Note 15. Benefit Plans.

Analysis of the Combined Balance Sheets

For information about certain financial assets and liabilities, see the “—Analysis of the Combined Statements of Cash Flows” section of this MD&A, the “—Analysis of Financial Condition, Liquidity and Capital Resources: Selected Measures of Liquidity and Capital Resources” section of this MD&A and Notes to Combined Financial Statements—Note 9. Financial Instruments and Notes to Unaudited Condensed Combined Financial Statements—Note 7. Financial Instruments.

For information about events and circumstances impacting tax-related accounts, see Notes to Combined Financial Statements—Note 7. Tax Matters and Notes to Unaudited Condensed Combined Financial Statements—Note 5. Tax Matters.

For a description of changes in Total Equity, see the combined statements of equity and the unaudited condensed combined statements of business equity. For the components of Net transfers (to)/from Pfizer that are included within Total Equity, see Notes to Combined Financial Statements—Note 19. Related Party Transactions and Notes to Unaudited Condensed Combined Financial Statements—Note 15. Related Party Transactions.

For information related to changes in Accumulated other comprehensive loss, see the “—Analysis of the Combined Statements of Comprehensive Income” section of this MD&A and Notes to Combined Financial Statements—Note 8. Accumulated Other Comprehensive Income/(Loss) and Notes to Unaudited Condensed Combined Financial Statements—Note 6. Accumulated Other Comprehensive Income/(Loss).

The changes in the asset and liability accounts as of March 29, 2020, compared to December 31, 2019, generally reflect, and the following explanations exclude, fluctuations in foreign currency exchange rates.

•	For Trade accounts receivable, less allowance for doubtful accounts, the change reflects the timing of sales and collections in the normal course of business.

•	For Inventories, the change reflects a net decrease of inventories in the normal course of business.

•

For Other current assets, the change reflects a net increase in assets in the normal course of business (see Notes to Unaudited Condensed Combined Financial Statements—Note 10A. Other Current and Noncurrent Assets: Other Current Assets).

•	For Property, plant and equipment, less accumulated depreciation, the change primarily reflects capital additions in the normal course of business, partially offset by depreciation during the period.

•

For Identifiable intangible assets, less accumulated amortization, the change primarily reflects amortization for the period, partially offset by the addition of a new licensing agreement as a result of the acquisition of Shanghai Minghui Pharmaceutical Co., Ltd. (see Notes to Unaudited Condensed Combined Financial Statements—Note 1A. Business Description and Basis of Presentation: Business Description).

•

For Other noncurrent assets, the change reflects a net increase in assets in the normal course of business (see Notes to Unaudited Condensed Combined Financial Statements—Note 10B. Other Current and Noncurrent Assets: Other Noncurrent Assets).

•

For Trade accounts payable, the change reflects the timing of purchases and payments in the normal course of business, including a decrease in trade accounts payable as result of the disruption in China from the COVID-19 pandemic (see the “––Factors Affecting the Upjohn Business Performance––Global Economic Environment” section of this MD&A for information about the impact of the COVID-19 pandemic on the Upjohn Business).

•	For Accrued compensation and related items, the change reflects payments and accruals in the normal course of business.

•

For Other current liabilities, the change reflects a net decrease in liabilities associated with payments and accruals in the normal course of business, including decreases in rebate accruals recorded for Lyrica in the U.S. due to loss of product exclusivity in the U.S. in June 2019 and the multi-source generic competition that began in July 2019, and a decrease in restructuring accruals, partially offset by an increase in the accrual for the allocation of the Pfizer U.S. Healthcare fee payable (see Notes to Unaudited Condensed Combined Financial Statements—Note 11A. Other Current and Noncurrent Liabilities: Other Current Liabilities and —Note 3. Restructuring Charges/(Credits) and Other Costs Associated with Cost-Reduction/Productivity Initiatives).

•

For Pension benefit obligations, net, the net increase reflects an actuarial loss of $85 million in the three months ended March 29, 2020, resulting from a remeasurement of the Upjohn sponsored pension plan in Puerto Rico (see Notes to Unaudited Condensed Combined Financial Statements—Note 12. Benefit Plans).

•

For Other noncurrent liabilities, the change reflects a net decrease in accruals in the normal course of business (see Notes to Unaudited Condensed Combined Financial Statements—Note 11B. Other Current and Noncurrent Liabilities: Other Noncurrent Liabilities).

The changes in the asset and liability accounts as of December 31, 2019, compared to December 31, 2018, generally reflect, and the following explanations exclude, fluctuations in foreign currency exchange rates and the impact of the adoption of a new accounting standard in the first quarter of 2019 (see Notes to Combined Financial Statements—Note 3A. Significant Accounting Policies: Adoption of New Accounting Standard).

•	For Trade accounts receivable, less allowance for doubtful accounts, the change reflects the timing of sales and collections in the normal course of business, as well as a decrease in trade accounts receivable resulting from reduced sales, including lower Lyrica sales volumes due to loss of product exclusivity in the U.S. in June 2019 and the multi-source generic competition that began in July 2019.

•	For Inventories, the change reflects a decrease of inventories in the normal course of business.

•

For Other current assets, the change reflects a net increase in assets in the normal course of business (see Notes to Combined Financial Statements—Note 13A. Other Current and Noncurrent Assets: Other Current Assets).

•	For Property, plant and equipment, less accumulated depreciation, the change primarily reflects capital additions in the normal course of business, partially offset by depreciation during the period.

•	For Identifiable intangible assets, less accumulated amortization, the change primarily reflects amortization for the period.

•

For Other noncurrent assets, the change reflects a net increase in assets in the normal course of business (see Notes to Combined Financial Statements—Note 13B. Other Current and Noncurrent Assets: Other Noncurrent Assets).

•

For Trade accounts payable, the change reflects the timing of purchases and payments in the normal course of business, as well as a decrease to amounts under payment to state agencies for Medicaid, as a result of reduced Lyrica sales in the U.S. due to loss of product exclusivity in the U.S. in June 2019 and the multi-source generic competition that began in July 2019.

•	For Accrued compensation and related items, the change reflects payments and accruals in the normal course of business.

•

For Other current liabilities, the change reflects a decrease in liabilities associated with payments and accruals in the normal course of business, including decreases in rebate and royalty accruals and an increase in accrued sales returns recorded for Lyrica in the U.S. due to loss of product exclusivity in the U.S. in June 2019 and the multi-source generic competition that began in July 2019, an increase in accruals for legal contingencies and an increase in restructuring accruals (see Notes to Combined Financial Statements—Note 14A. Other Current and Noncurrent Liabilities: Other Current Liabilities and—Note 5. Restructuring Charges/(Credits) and Other Costs Associated with Cost-Reduction/Productivity Initiatives).

•

For Other noncurrent liabilities, the change reflects an increase in accruals in the normal course of business, including an increase in the sales returns reserve recorded for Lyrica in the U.S. due to loss of product exclusivity in the U.S. in June 2019 and the multi-source generic competition that began in July 2019 (see Notes to Combined Financial Statements—Note 14B. Other Current and Noncurrent Liabilities: Other Noncurrent Liabilities).

Analysis of the Combined Statements of Cash Flows

	Three Months Ended		% Change	Year Ended December 31,			% Change
(millions of dollars)	Mar. 29, 2020	Mar. 31, 2019	20/19	2019	2018	2017	19/18	18/17
Cash provided by/(used in):
Operating activities	$859	$1,386	(38)	$4,720	$5,721	$7,397	(17)	(23)
Investing activities	(19)	(9)	*	(98)	(59)	(50)	67	18
Financing activities	(831)	(1,361)	(39)	(4,438)	(5,662)	(7,350)	(22)	(23)
Effect of exchange-rate changes on cash and cash equivalents	(2)	—	*	(1)	—	—	*	*

Net increase/(decrease) in Cash and cash equivalents	$7	$16	(56)	$184	$—	$(2)	*	*

*	Indicates calculation not meaningful or result is equal to or greater than 100%.

In the combined statements of cash flows, the line item, Other changes in assets and liabilities, is presented excluding the effects of changes in foreign currency exchange rates, as these changes do not reflect actual cash inflows or outflows and excluding any other significant non-cash movements. Accordingly, the amounts shown will not necessarily agree with the changes in the assets and liabilities that are presented in the combined balance sheets.

Operating Activities

First Three Months of 2020 vs. First Three Months of 2019

Net cash provided by operating activities was $859 million in the first three months of 2020, compared to $1.4 billion in the same period in 2019. The decrease in net cash provided by operating activities reflects a decrease in net cash generated from net income, primarily as a result of the decline in Lyrica revenues associated with the loss of exclusivity in the U.S. in June 2019, and related multi-source generic competition that began in July 2019, and the declines in Lipitor and Norvasc revenues due to the VBP program in China, which was initially implemented in March 2019, and expanded nationwide beginning in December 2019. The net cash generated reflects the timing of receipts from customers and payments to vendors in the ordinary course of business.

In the first three months of 2020 and 2019, the line item Other changes in assets and liabilities primarily reflects changes, in the normal course of business, in trade accounts receivable, inventories, other current assets, other noncurrent assets, trade accounts payable, accrued compensation, other current liabilities and other noncurrent liabilities.

For additional information about changes in other assets and liabilities account balances, see the “Analysis of the Combined Balance Sheets” section of this MD&A.

2019 vs. 2018

Net cash provided by operating activities was $4.7 billion in 2019, compared to $5.7 billion in 2018. The decrease in net cash provided by operating activities reflects a decrease in net cash generated from net income. The net cash generated reflects the timing of receipts from customers and payments to vendors in the ordinary course of business.

In 2019, the change in the line item Other adjustments, net primarily reflects, among other things, increases in net allocated gains on foreign exchange contracts.

In 2019 and 2018, the line item Other changes in assets and liabilities primarily reflects changes, in the normal course of business, in trade accounts receivable, inventories, other current and noncurrent assets, trade accounts payable, accrued compensation, other current and noncurrent liabilities, as well as in 2019, the adjustment necessary to reflect the non-cash nature of a favorable settlement of a U.S. IRS audit for multiple tax years (see Notes to Combined Financial Statements—Note 7A. Tax Matters: Taxes on Income).

For additional information about changes in other assets and liabilities account balances, see the “—Analysis of the Combined Balance Sheets” section of this MD&A.

2018 vs. 2017

Net cash provided by operating activities was $5.7 billion in 2018, compared to $7.4 billion in 2017. The decrease in net cash provided by operating activities reflects a decrease in net cash generated from net income. The net cash generated reflects the timing of receipts from customers and payments to vendors in the ordinary course of business.

In 2018, the change in the line item Other adjustments, net primarily reflects, among other things, decreases in allocated net gains on foreign exchange contracts, partially offset by decreases in allocated net unrealized losses on equity securities.

In 2018 and 2017, the line item Other changes in assets and liabilities primarily reflects changes, in the normal course of business, in trade accounts receivable, inventories, other current and noncurrent assets, trade accounts payable, accrued compensation and other current and noncurrent liabilities.

For additional information about changes in other assets and liabilities account balances, see the “—Analysis of the Combined Balance Sheets” section of this MD&A.

Investing Activities

First Three Months of 2020 vs. First Three Months of 2019

Net cash used in investing activities was $19 million in the first three months of 2020, compared to $9 million in the same period in 2019. The change in net cash used in investing activities was primarily attributable to cash used, net of cash acquired, for the acquisition of Shanghai Minghui Pharmaceutical Co., Ltd. of $5 million in the first three months of 2020 (see Notes to Unaudited Condensed Combined Financial Statements—Note 1A. Business Description and Basis of Presentation: Business Description) and an increase in cash used for purchases of property, plant and equipment of $4 million.

2019 vs. 2018

Net cash used in investing activities was $98 million in 2019, compared to $59 million in 2018. The change in net cash used in investing activities was primarily attributable to an increase in cash used for purchases of property, plant and equipment of $46 million and an increase in cash used for payment to a collaboration partner of $4.0 million (see Notes to Combined Financial Statements—Note 4. Collaborative Arrangements), partially offset by an increase in cash proceeds from an allocation of insurance recoveries of $8.6 million for property damage related to Hurricane Maria (see Notes to Combined Financial Statements––Note 6. Other (Income)/Deductions––Net).

2018 vs. 2017

Net cash used in investing activities was $59 million in 2018, compared to $50 million in 2017. The change in net cash used in investing activities was primarily attributable to an increase in cash used for purchases of property, plant and equipment.

Financing Activities

First Three Months of 2020 vs. First Three Months of 2019

Net cash used in financing activities was $831 million in the first three months of 2020, compared to $1.4 billion in the same period in 2019. The decrease in net cash used in financing activities was primarily attributable to changes in net financing from Pfizer.

2019 vs. 2018

Net cash used in financing activities was $4.4 billion in 2019, compared to $5.7 billion in 2018. The decrease in net cash used in financing activities was primarily attributable to changes in net financing from Pfizer.

2018 vs. 2017

Net cash used in financing activities was $5.7 billion in 2018, compared to $7.4 billion in 2017. The decrease in net cash used in financing activities was primarily attributable to changes in net financing from Pfizer.

Analysis of Financial Condition, Liquidity and Capital Resources

Selected Measures of Liquidity and Capital Resources

The following table provides certain relevant measures of liquidity and capital resources of the Upjohn Business:

(millions of dollars, except ratios)	March 29, 2020	December 31, 2019	December 31, 2018
Selected financial assets:
Cash and cash equivalents	$191	$184	$—
Trade accounts receivable less allowance for doubtful accounts	2,029	1,946	2,353
Working capital(a)	941	916	1,045
Ratio of current assets to current liabilities	1.30:1	1.28:1	1.28:1

(a)	The changes in working capital at March 29, 2020 and December 31, 2019 were primarily due to the timing of accruals, cash receipts and payments in the ordinary course of business.

The Upjohn Business participates in Pfizer’s centralized cash management system, and generally, all of its excess cash is transferred to Pfizer on a daily basis. Cash disbursements for operations and/or investing activities are funded as needed by Pfizer. Cash and cash equivalents from Upjohn operations in subsidiaries that are completely Upjohn dedicated as of March 29, 2020 were $191 million. Cash and cash equivalents from Upjohn operations in subsidiaries that are completely Upjohn dedicated as of December 31, 2019 were $184 million. There were no Cash and cash equivalents in subsidiaries that were completely Upjohn dedicated as of December 31, 2018.

For additional information about the sources and uses of funds, see the “—Analysis of the Combined Balance Sheets” and “—Analysis of the Combined Statements of Cash Flows” sections of this MD&A

Accounts receivable overall are usually collected over a period of 60 to 90 days, with underlying customer collection terms that are market specific. The Upjohn Business regularly monitors its accounts receivable for collectability, particularly in markets where economic conditions remain uncertain. The Upjohn Business believes its allowance for doubtful accounts is appropriate. Its assessment is based on such factors as past due history, historical and expected collection patterns, the financial condition of its customers, the robust nature of its credit and collection practices and the economic environment.

The Pending Combination of the Upjohn Business and Mylan––Expected Cash Distribution to Pfizer

Prior to the Combination, Pfizer will engage in a series of transactions to contribute the Upjohn Business to Newco, so that the Upjohn Business is separated from Pfizer’s other businesses. Newco will make a cash payment to Pfizer equal to $12 billion, which this document refers to as the “Cash Distribution,” as partial consideration for the contribution of the Upjohn Business from Pfizer to Newco. Newco has obtained financing commitments from certain financial institutions that will permit Newco to incur borrowings in an aggregate principal amount of up to $12 billion. Newco may issue debt securities or incur other debt financing in lieu of borrowing under the financing commitments. Newco expects to use the proceeds of such financings to make the Cash Distribution to Pfizer. Newco will incur such indebtedness prior to the date of the Distribution and would be responsible for the costs of the financing (including cash payments of interest in respect of the financing) from the date of issuance assuming the transaction closes. From and after the Distribution, the combined company would be responsible for the costs of the financing (including cash payments of interest in respect of such financing) from the date of issuance. See “Business Combination Agreement—Financing” and the “Description of Financing” sections included in this document as well as the “—Overview of the Upjohn Business, Performance and Operating Environment—The Upjohn Business—The Pending Combination of the Upjohn Business and Mylan” section of this MD&A for more information regarding the Cash Distribution and the related financing transactions.

Domestic and International Selected Financial Assets

Many of the operations of the Upjohn Business are conducted outside the U.S., and significant portions of its selected financial assets are held internationally. The amount of funds held in U.S. tax jurisdictions can fluctuate due to the timing of receipts and payments in the ordinary course of business and due to other reasons, such as business-development activities. As part of its ongoing liquidity assessments, the Upjohn Business regularly monitors the mix of domestic and international cash flows (both inflows and outflows). The changes in tax law under the TCJA, which includes transitioning U.S. international taxation from a worldwide tax system to a territorial tax system, will also allow the Upjohn Business to more easily access its selected financial assets globally. As a result of the enactment of the TCJA, in 2018 Pfizer repatriated the majority of its cash held internationally as of year-end 2017 as cash is managed centrally.

Global Economic Conditions—General

At this time, the global economic environment has not had, nor does the Upjohn Business anticipate it will have, a material impact on its liquidity or capital resources. Due to its significant operating cash flows, the Upjohn Business continues to believe that it has, and will maintain, the ability to meet its liquidity needs for the foreseeable future. The Upjohn Business monitors its liquidity position continuously in the face of evolving economic conditions, but there can be no guarantee that changes in global financial markets and global economic conditions will not affect our liquidity or capital resources or impact our ability to obtain financing in the future. For additional information see the “—Factors Affecting the Upjohn Business Performance––The Global Economic Environment” section in this MD&A.

Global Economic Conditions—Venezuela and Argentina Operations

The Venezuela and Argentina operations continue to operate with the U.S. dollar as the functional currency due to the hyperinflationary status of their respective economies. The impact to the Upjohn Business is not considered material.

Contractual Obligations

Payments due under contractual obligations as of December 31, 2019 mature as follows:

		Years
(millions of dollars)	Total	2020	2021-2022	2023-2024	Thereafter
Other long-term liabilities(a)	$196	$19	$39	$40	$97
Operating leases(b)	28	8	8	4	8
Purchase obligations and other(c)	69	15	26	19	9
Taxes payable on deemed repatriated accumulated post-1986 earnings of foreign subsidiaries(d)	3,680	320	640	920	1,800
Uncertain tax positions(e)	25	25	—	—	—

(a)

Includes expected payments relating to the Upjohn Business’s pension and postretirement plans that do not currently have sufficient assets to cover projected benefit payments over the next 10 years. The expected payments are based on current actuarial assumptions and, therefore, actual benefit payments may differ from expected payments if those assumptions are not met. Also, excludes $121 million of liabilities related to legal matters and employee terminations, most of which do not represent contractual obligations. See also the liquidity discussion above in this “—Analysis of Financial Condition, Liquidity and Capital Resources” section, as well as Notes to Combined Financial Statements—Note 5. Restructuring Charges/(Credits) and Other Costs Associated with Cost-Reduction/Productivity Initiatives and Note 15A. Benefit Plans: Pension and Postretirement Plans—Cash Flows––Upjohn Sponsored Plans.
(b)	Includes future minimum rental commitments under non-cancelable operating leases. See Notes to Combined Financial Statements—Note 3S. Significant Accounting Policies: Leases.
(c)

Includes agreements to purchase goods and services that are enforceable and legally binding and primarily includes amounts relating to a utilities contract at the Vega Baja manufacturing site and advertising services.

(d)

Represents estimated cash payments related to the TCJA repatriation tax for which the Upjohn Business elected, with the filing of its 2018 U.S. Federal Consolidated Income Tax Return, payment over eight years through 2026 (with the next installment now due in July 2020, deferred from the original April 2020 due date by the IRS in response to the COVID-19 pandemic). The obligations may vary as a result of changes in uncertain tax positions and/or availability of attributes such as foreign tax and other credit carryforwards. For additional information, see Notes to Combined Financial Statements—Note 7A. Tax Matters: Taxes on Income and Note 7C. Tax Matters: Deferred Taxes.

(e)

Includes only income tax amounts currently payable. The Upjohn Business is unable to predict the timing of tax settlements related to its noncurrent obligations for uncertain tax positions as tax audits can involve complex issues and the resolution of those issues may span multiple years, particularly if subject to negotiation or litigation.

Off-Balance Sheet Arrangements

In the ordinary course of business and in connection with the sale of assets and businesses and other transactions, the Upjohn Business often indemnifies its counterparties against certain liabilities that may arise in connection with a transaction or that are related to events and activities prior to or following a transaction. If the indemnified party were to make a successful claim pursuant to the terms of the indemnification, the Upjohn Business may be required to reimburse the loss. These indemnification obligations generally are subject to various restrictions and limitations. Historically, the Upjohn Business has not paid significant amounts under these provisions and, as of March 29, 2020 and December 31, 2019, the estimated fair value of its indemnification obligations was not significant.

New Accounting Standards

Recently Adopted Accounting Standards

See Notes to Combined Financial Statements—Note 3A. Significant Accounting Policies: Adoption of New Accounting Standard and Notes to Unaudited Condensed Combined Financial Statements—Note 2A. Significant Accounting Policies: Adoption of New Accounting Standards.

Recently Issued Accounting Standards, Not Adopted as of March 29, 2020

Standard/Description	Effective Date	Effect on the Financial Statements or Other Significant Matters
In December 2019, the FASB issued new guidance that simplifies the accounting for income taxes by eliminating certain exceptions to the guidance related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The new guidance also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill.	January 1, 2021 Early adoption is permitted	The Upjohn Business is assessing the impact of the provisions of this new guidance on its combined financial statements.

In March 2020, the FASB issued new guidance to address reference rate reform by providing temporary optional expedients and exceptions to the guidance for contracts, hedging relationships, and other transactions that reference London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued after 2021 because of reference rate reform.	Elections can be adopted prospectively at any time in the first quarter of 2020 through December 31, 2022	The Upjohn Business is assessing the impact of the provisions of this new guidance on its combined financial statements.

The new guidance provides the following optional expedients:

1.  Simplify accounting analyses under current U.S. GAAP for contract modifications.

2.  Simplify the assessment of hedge effectiveness and allow hedging relationships affected by reference rate reform to continue.

3.  Allow a one-time election to sell or transfer debt securities classified as held to maturity that reference a rate affected by reference rate reform.

Contingencies

Legal Matters

The Upjohn Business is subject to numerous contingencies arising in the ordinary course of business, such as patent litigation, product liability and other product-related litigation, commercial litigation, environmental claims and proceedings, government investigations and guarantees and indemnifications. For more information, see Notes to Combined Financial Statements—Note 17. Commitments and Contingencies and Notes to Unaudited Condensed Combined Financial Statements––Note 13. Commitments and Contingencies.

Certain of these contingencies could result in losses, including damages, fines and/or civil penalties, which could be substantial, and/or criminal charges.

The Upjohn Business believes that its claims and defenses in these matters are substantial, but litigation is inherently unpredictable and excessive verdicts do occur. The Upjohn Business could incur judgments, enter into settlements or revise its expectations regarding the outcome of certain matters, and such developments could have a material adverse effect on the Upjohn Business’s results of operations in the period in which the amounts are accrued and/or its cash flows in the period in which the amounts are paid.

The Upjohn Business has accrued for losses that are both probable and reasonably estimable. Substantially all of its contingencies are subject to significant uncertainties and, therefore, determining the likelihood of a loss and/or the measurement of any loss can be complex. Consequently, the Upjohn Business is unable to estimate the range of reasonably possible loss in excess of amounts accrued. The assessments are based on estimates and assumptions that have been deemed reasonable by management, but the assessment process relies heavily on estimates and assumptions that may prove to be incomplete or inaccurate, and unanticipated events and circumstances may occur that might cause the Upjohn Business to change those estimates and assumptions.

Tax Matters

The Upjohn Business is subject to numerous contingencies arising in the ordinary course of business for tax matters. For more information, see Notes to Combined Financial Statements—Note 7D. Tax Matters: Tax Contingencies and Notes to Unaudited Condensed Combined Financial Statements––Note 5B. Tax Matters: Tax Contingencies.

The Upjohn Business accounts for income tax contingencies using a benefit recognition model. If the initial assessment fails to result in the recognition of a tax benefit, the Upjohn Business regularly monitors its position and subsequently recognizes the tax benefit: (i) if there are changes in tax law, analogous case law or there is new information that sufficiently raise the likelihood of prevailing on the technical merits of the position to “more likely than not”; (ii) if the statute of limitations expires; or (iii) if there is a completion of an audit resulting in a favorable settlement of that tax year with the appropriate agency. The Upjohn Business regularly re-evaluates its tax positions based on the results of audits of federal, state and local and foreign income tax filings, statute of limitations expirations, changes and clarification in tax law or receipt of new information that would either increase or decrease the technical merits of a position relative to the more-likely-than-not standard.

The assessments of the Upjohn Business are based on estimates and assumptions that have been deemed reasonable by management, but estimates of unrecognized tax benefits and potential tax benefits may not be representative of actual outcomes, and variation from such estimates could materially affect the financial statements of the Upjohn Business in the period of settlement or when the statutes of limitations expire, as the Upjohn Business treats these events as discrete items in the period of resolution. Finalizing audits with the relevant taxing authorities can include formal administrative and legal proceedings, and, as a result, it is difficult to estimate the timing and range of possible changes related to the uncertain tax positions of the Upjohn Business, and such changes could be significant.

Financial Risk Management

The Upjohn Business participates in Pfizer’s centralized financial risk management program, the objective of which is to minimize the impact of foreign exchange rate movements and interest rate movements on earnings. Pfizer manages these financial exposures through operational means and through the use of third-party instruments. These practices may change as economic conditions change. Included in the Upjohn Business’s combined statements of income is (i) an allocation of interest-related income and expenses, including the effect of hedging activities, associated with the Pfizer corporate investments and debt that is deemed to be associated with the Upjohn Business; and (ii) an allocation for the impact of Pfizer’s derivative financial instruments used for offsetting changes in foreign currency rates net of the related exchange gains and losses for the portion that is deemed to be associated with the Upjohn Business.

Foreign Exchange Risk

A significant portion of the revenues and costs of the Upjohn Business are exposed to changes in foreign exchange rates. The primary net foreign currency translation exposures of the Upjohn Business are the Chinese renminbi, the Japanese yen, the euro and the Korean won. As a business unit of Pfizer and under Pfizer’s risk management umbrella, the Upjohn Business seeks to manage its foreign exchange risk in part through operational means, including managing same-currency revenues in relation to same-currency costs and same-currency assets in relation to same-currency liabilities. The fair values of Pfizer’s financial instrument holdings are analyzed at year-end to determine their sensitivity to foreign exchange rate changes. In this sensitivity analysis, holding all other assumptions constant and assuming that a change in one currency’s rate relative to the U.S. dollar would not have any effect on another currency’s rates relative to the U.S. dollar, if the dollar were to appreciate against all other currencies by 10%, as of December 31, 2019, the expected adverse impact deemed to be associated with the Upjohn Business would not be significant to the Upjohn Business’s net income.

Interest Rate Risk

The Upjohn Business did not have any investments (apart from investments that comprise the plan assets in the pension plans sponsored by the Upjohn Business) or borrowings at March 29, 2020 and December 31, 2019. However, as noted above, the combined statements of income include an allocation of interest-related income and expenses, including the effect of hedging activities, associated with the Pfizer corporate investments and debt. Pfizer is subject to interest rate risk on its investments and on its borrowings. The fair values of Pfizer’s financial instrument holdings are analyzed at year-end to determine their sensitivity to interest rate changes. In this sensitivity analysis, holding all other assumptions constant and assuming a parallel shift in the interest rate curve for all maturities and for all instruments, if there were a one hundred basis point decrease in interest rates as of December 31, 2019, the expected adverse impact deemed to be associated with the Upjohn Business would not be significant to the Upjohn Business’s net income.